Exhibit 10.4


                                                                EXECUTION COPY

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                            STOCK PURCHASE AGREEMENT



                                  BY AND AMONG







                          LEUCADIA NATIONAL CORPORATION



                                       AND



                      THE SELLING SHAREHOLDERS NAMED HEREIN




                             DATED AS OF MAY 2, 2005





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                                TABLE OF CONTENTS
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ARTICLE I                 DEFINITIONS....................................................................................1
           Section 1.1              Definitions..........................................................................1
           Section 1.2              Other Definitional Provisions.......................................................10

ARTICLE II                PURCHASE OF SHARES; PURCHASE PRICE............................................................10
           Section 2.1              Sale and Purchase of Shares.........................................................10
           Section 2.2              Consideration.......................................................................10
           Section 2.3              Net Working Capital Adjustment......................................................11
           Section 2.4              Escrow..............................................................................13
           Section 2.5              Sales and Transfer Taxes............................................................13
           Section 2.6              Further Assurances..................................................................14

ARTICLE III               CLOSING; CLOSING DELIVERIES...................................................................14
           Section 3.1              Closing.............................................................................14
           Section 3.2              Deliveries by the Sellers at Closing................................................14
           Section 3.3              Deliveries by the Purchaser at Closing..............................................16

ARTICLE IV                REPRESENTATIONS AND WARRANTIES OF THE SELLERS.................................................16
           Section 4.1              Due Organization and Status.........................................................17
           Section 4.2              Authority; Enforceability...........................................................17
           Section 4.3              Noncontravention....................................................................17
           Section 4.4              Capital Stock of the Companies; Transactions in Equity Securities..................18
           Section 4.5              Subsidiaries........................................................................19
           Section 4.6              Assets and Properties of the Business...............................................19
           Section 4.7              Financial Statements................................................................20
           Section 4.8              Absence of Changes..................................................................20
           Section 4.9              Legal Compliance....................................................................21
           Section 4.10             Taxes...............................................................................21
           Section 4.11             Contracts...........................................................................23
           Section 4.12             Related Party Agreements............................................................24
           Section 4.13             Litigation..........................................................................24
           Section 4.14             Employee Matters....................................................................24
           Section 4.15             Customers; Suppliers................................................................25


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           Section 4.16             Authorizations......................................................................26
           Section 4.17             Insurance...........................................................................26
           Section 4.18             Real Property.......................................................................26
           Section 4.19             Environmental Matters...............................................................27
           Section 4.20             Brokers' Fees.......................................................................28
           Section 4.21             Intellectual Property...............................................................28
           Section 4.22             Accounts Receivable.................................................................29
           Section 4.23             Powers of Attorney..................................................................29
           Section 4.24             Warranties..........................................................................29
           Section 4.25             Bank Accounts.......................................................................29
           Section 4.26             Absence of Undisclosed Liabilities..................................................29
           Section 4.27             Disclaimer Regarding Estimates and Projections.....................................29

ARTICLE V                 REPRESENTATIONS OF THE PURCHASER..............................................................30
           Section 5.1              Organization........................................................................30
           Section 5.2              Authority; Enforceability...........................................................30
           Section 5.3              Noncontravention....................................................................31
           Section 5.4              Brokers' Fees.......................................................................31
           Section 5.5              Financing...........................................................................31
           Section 5.6              Investment Purpose..................................................................31
           Section 5.7              Independent Investigation...........................................................32

ARTICLE VI                COVENANTS OF THE PARTIES PRIOR TO CLOSING.....................................................32
           Section 6.1              Consents and Filings................................................................32
           Section 6.2              Operation of Business...............................................................32
           Section 6.3              Access..............................................................................35
           Section 6.4              Notice of Developments..............................................................35
           Section 6.5              Title Insurance.....................................................................36
           Section 6.6              Prepayment of Indebtedness; Release of Security Interests..........................36
           Section 6.7              Prior Agreements Regarding Shares...................................................36

ARTICLE VII               CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS...........................................37
           Section 7.1              Representations and Warranties; Performance of Obligations.........................37
           Section 7.2              No Litigation.......................................................................37


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           Section 7.3              Authorizations......................................................................37
           Section 7.4              HSR Act.............................................................................37
           Section 7.5              Additional Items....................................................................37

ARTICLE VIII              CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PURCHASER.........................................38
           Section 8.1              Representations and Warranties; Performance of Obligations.........................38
           Section 8.2              No Litigation.......................................................................38
           Section 8.3              Authorizations......................................................................38
           Section 8.4              HSR Act.............................................................................38
           Section 8.5              No Material Adverse Effect..........................................................39
           Section 8.6              Title Insurance Policies............................................................39
           Section 8.7              No Claim Regarding Stock Ownership or Sale Proceeds................................39
           Section 8.8              Additional Items....................................................................39

ARTICLE IX                CONTINUING COVENANTS OF THE PURCHASER AND THE SELLERS........................................39
           Section 9.1              Tax Matters.........................................................................39
           Section 9.2              Proprietary Information.............................................................42
           Section 9.3              Sharing of Information..............................................................43
           Section 9.4              Cooperation in Litigation...........................................................43

ARTICLE X                 INDEMNIFICATION...............................................................................43
           Section 10.1             Survival of Representations and Warranties.........................................43
           Section 10.2             Indemnification Provisions for the Benefit of the Purchaser........................44
           Section 10.3             Indemnification Provisions for the Benefit of the Sellers..........................45
           Section 10.4             Indemnification Claims..............................................................45
           Section 10.5             Determination of Adverse Consequences...............................................47
           Section 10.6             Exclusive Remedy....................................................................47
           Section 10.7             Special Environmental Indemnification for the Benefit of the Purchaser.............48

ARTICLE XI                TERMINATION OF AGREEMENT......................................................................49
           Section 11.1             Termination of Agreement............................................................49
           Section 11.2             Effect of Termination...............................................................50

ARTICLE XII               EMPLOYEES.....................................................................................50
           Section 12.1             Employment by the Purchaser.........................................................50


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ARTICLE XIII              GENERAL.......................................................................................50
           Section 13.1             The Seller Representative...........................................................50
           Section 13.2             Press Releases and Public Announcements.............................................51
           Section 13.3             No Third-Party Beneficiaries........................................................52
           Section 13.4             Entire Agreement....................................................................52
           Section 13.5             Succession and Assignment...........................................................52
           Section 13.6             Counterparts........................................................................52
           Section 13.7             Headings............................................................................52
           Section 13.8             Notices.............................................................................53
           Section 13.9             Governing Law.......................................................................54
           Section 13.10            Amendments and Waivers..............................................................54
           Section 13.11            Severability........................................................................54
           Section 13.12            Expenses............................................................................55
           Section 13.13            Construction........................................................................55
           Section 13.14            Incorporation of Exhibits and Schedules.............................................55
           Section 13.15            Specific Performance................................................................55
           Section 13.16            Waiver of Jury Trial................................................................55
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                             EXHIBITS AND SCHEDULES


Exhibit A                      List of Sellers
Exhibit B                      Current Ownership of Companies
Exhibit C                      Sample Net Working Capital Calculation
Exhibit D                      Relative Value
Exhibit E                      Form of Escrow Agreement
Exhibit F-1                    Form of Opinion of Sellers' Counsel
Exhibit F-2                    Form of Opinion of Sellers' Counsel
Exhibit G-1                    Form of Non-Competition Agreement
Exhibit G-2                    Form of Non-Competition Agreement
Exhibit H                      Term Sheet for Incentive Plan

Schedule 2.2                   Adjustments to Proceeds
Schedule 2.3                   Methodologies for Balance Sheet
Schedule 3.2(g)                List of Non-Competition and Non-Solicitation
                                Agreements
Schedule 4.3                   Noncontravention
Schedule 4.4(a)                Capital Stock
Schedule 4.4(c)                Voting or Shareholder Agreements
Schedule 4.5(b)                Operations of Administrators, Inc.
Schedule 4.6                   Exceptions to Title
Schedule 4.7                   Financial Statements
Schedule 4.8                   Absence of Changes
Schedule 4.10                  Taxes
Schedule 4.11                  Contracts
Schedule 4.12                  Related Party Agreements
Schedule 4.13                  Litigation
Schedule 4.14(a)               Employees and Multiemployer Plans
Schedule 4.14(b)               Company Plans
Schedule 4.14(c)               Accelerated Payments
Schedule 4.15(a)               Customer Agreements


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Schedule 4.15(b)               Significant Customers and Suppliers
Schedule 4.16                  Authorizations
Schedule 4.17                  Insurance
Schedule 4.18                  Real Property
Schedule 4.19                  Environmental Matters
Schedule 4.20                  Brokers' Fees
Schedule 4.21(a)               Intellectual Property
Schedule 4.21(b)               Exceptions to Intellectual Property Ownership
Schedule 4.21(d)               Licenses
Schedule 4.24                  Terms and Conditions of Sale
Schedule 4.25                  Bank Accounts
Schedule 4.26                  Undisclosed Liabilities
Schedule 5.3                   Required Purchaser Filings
Schedule 10.7                  Environmental Conditions
Schedule 12.1                  Non-continuing Employees

















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                            STOCK PURCHASE AGREEMENT

           This Stock Purchase Agreement (this "AGREEMENT") is made and entered into as of May 2, 2005, by and among Leucadia National Corporation, a New York corporation (the "PURCHASER"), and each of the individuals listed on Exhibit A attached hereto (each, a "SELLER" and collectively referred to as the "SELLERS"). The Purchaser and the Sellers are referred to collectively as the "PARTIES."

                                    RECITALS:

           WHEREAS, each of the Sellers owns the number of shares (and applicable percentages) set forth on the ownership schedule attached as Exhibit B, which shares, collectively, constitute all of the outstanding capital stock (collectively, the "SHARES") of: (i) Idaho Timber Corporation, an Idaho corporation ("ITC"), (ii) Idaho Timber Corporation of Boise, Inc., an Idaho corporation, (iii) Idaho Timber Corporation of Texas, Inc., an Idaho corporation, (iv) Alumni Forest Products, Inc., a Georgia corporation, (v) Idaho Timber Corporation of Kansas, Inc., an Idaho corporation, (vi) Idaho Timber Corporation of North Carolina, Inc., an Idaho corporation, (vii) Idaho Timber Corporation of Albuquerque, Inc., an Idaho corporation, (viii) Idaho Timber Corporation of Montana, Inc., an Idaho corporation, (ix) Idaho Timber Corporation of Idaho, Inc., an Idaho corporation, (x) Idaho Timber Corporation of Mountain Home, Inc., an Idaho corporation ("ITC MOUNTAIN"), (xi) Idaho Timber Corporation of Carthage, Inc., an Idaho corporation and (xii) Idaho Cedar Sales, Inc., an Idaho corporation (the companies listed in clauses (i) through (xii) above are hereinafter referred to collectively as the "COMPANIES");

           WHEREAS, the Companies are, collectively, engaged in the business of manufacturing, remanufacturing, truss fabrication and selling of lumber products (the "BUSINESS") at various locations throughout the United States; and

           WHEREAS, the Purchaser desires to purchase, and each of the Sellers desires to sell, all of the Shares held by such Seller as set forth on Exhibit B, on the terms and conditions set forth in this Agreement.

           NOW, THEREFORE, to induce the Purchaser to purchase the Shares, and to induce the Sellers to sell the Shares, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

Section 1.1          Definitions.

           In addition to capitalized terms defined elsewhere in this Agreement, the following capitalized terms used in this Agreement have the following meanings for all purposes of this Agreement:

           "ADJUSTMENT REPORT" has the meaning set forth in Section 2.3(c) below.

           "ADVERSE CONSEQUENCES" shall mean any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, Taxes, liens, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, reasonable costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation or alternative dispute resolution).

           "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

           "AGREED AMOUNT" shall mean part, but not all, of the Claimed Amount.

           "AGREEMENT" has the meaning set forth in the preface above.

           "AS IF CONSOLIDATED BASIS" has the meaning set forth in Section 2.3(b) below.

           "AUTHORIZATION" shall mean any approval, authorization, certificate, certification, consent, order, variance, permission, license or permit to or from, or filing, notice or recordings to or with, any Governmental Body.

           "AUTHORIZED ACTION" has the meaning set forth in Section 13.1(c) below.

           "BUSINESS DAY" means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

           "CAP" has the meaning set forth in Section 10.2 below.

           "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

           "CLAIM NOTICE" shall mean written notification which contains (i) a description of the Adverse Consequences incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Adverse Consequences, to the extent then known, (ii) a statement that the Indemnified Party is entitled to indemnification under Article X for such Adverse Consequences and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Adverse Consequences.

           "CLAIMED AMOUNT" shall mean the amount of any Adverse Consequences incurred or reasonably expected to be incurred by the Indemnified Party.

           "CLOSING" has the meaning set forth in Section 3.1 below.

           "CLOSING DATE" has the meaning set forth in Section 3.1 below.

           "CODE" means the Internal Revenue Code of 1986, as amended.


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           "COMPANIES" has the meaning set forth in the recitals above.

           "COMPANY EMPLOYEE" has the meaning set forth in Section 4.14(a) below.

           "COMPANY PLAN" has the meaning set forth in Section 4.14(b) below.

           "CONFIDENTIALITY AGREEMENT" has the meaning set forth in Section 6.3 below.

           "CONTROLLING PARTY" shall mean the party controlling the defense of any Third Party Claim.

           "DEBT" means any amount or other obligation payable by any of the Companies under the Business Loan Agreement, dated as of September 18, 2003, between Bank of America, N.A., as lender, and Idaho Timber Corporation and the other parties thereto listed as borrowers, or any other document or instrument evidencing indebtedness for borrowed money of any of the Companies, including, without limitation, the aggregate principal amount of and accrued but unpaid interest on any outstanding borrowings thereunder.

           "DEBT HOLDER" means any holder of notes or other instruments evidencing any Debt.

           "DOJ" has the meaning set forth in Section 6.1.

           "EMPLOYEE BENEFIT PLAN" means any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) qualified defined contribution or defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan, or (c) Employee Welfare Benefit Plan or material fringe benefit or other retirement, bonus, severance, incentive, change in control, equity or equity-based compensation, salary continuation for disability, or vacation or other paid time off plan, program, agreement or arrangement (whether written or otherwise).

           "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in ERISA
Section 3(2) (excluding any Multiemployer Plan).

           "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in ERISA
Section 3(l) (excluding any Multiemployer Plan).

           "ENVIRONMENTAL CAP" has the meaning set forth in Section 10.7(e).

           "ENVIRONMENTAL CONDITIONS" has the meaning set forth in Section 10.7(a).

           "ENVIRONMENTAL DEDUCTIBLE" has the meaning set forth in Section 10.7(d).

           "ENVIRONMENTAL LAWS" means any applicable statute, code, ordinance, regulation, permit, judgment, Order, decree or injunction, or other legal requirement, whether local, state, or national, and the common law, relating to pollution or the protection of the environment, natural resources or exposure of Persons or property to Hazardous Materials, including any statute, regulation, administrative decision or order pertaining to (i) treatment, storage, disposal,


                                       3
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generation and transportation of toxic or hazardous substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the Release or threatened Release into the environment of toxic or hazardous substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine sanctuaries and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels and containers; (vii) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles; and (viii) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products, radioactive materials, asbestos or asbestos-containing material, or solid or hazardous waste. As used above, the term "environment" shall have the meaning set forth in CERCLA.

           "ENVIRONMENTAL MATTERS" means any liability or obligation arising under Environmental Law, whether arising under theories of contract, tort, negligence, successor or enterprise liability, strict liability or other legal or equitable theory, including (i) any failure to comply with an applicable Environmental Law and (ii) any liability or obligation arising from the presence of, Release or threatened Release of, or exposure of persons or property to, Hazardous Materials at the locations where the Companies are conducting or have conducted operations.

           "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

           "ERISA AFFILIATE" means any trade or business (whether or not incorporated) that is treated as a single employer with any Company under
Section 414(b), (c), (m) or (o) of the Code.

           "ESCROW AGENT" means Wilmington Trust Company.

           "ESCROW AGREEMENT" has the meaning set forth in Section 2.4 below.

           "ESCROW AMOUNT" means the aggregate of the Indemnification Escrow Amount and the Working Capital Escrow Amount.

           "ESTIMATED NET WORKING CAPITAL" has the meaning set forth in Section 2.3(a) below.

           "EXCLUDED LIABILITIES" has the meaning set forth in Section 10.7(f).

           "EXPECTED CLAIM NOTICE" shall mean a notice stating (i) that, as a result of a legal Proceeding instituted by or written claim made by a third party, an Indemnified Party reasonably expects to incur Adverse Consequences for which it is entitled to indemnification under Article X, (ii) the reasonable explanation concerning this expected basis for indemnification and (iii) the estimated amount of Adverse Consequences based on facts available to the Indemnified Party.

           "FINANCIAL STATEMENTS" has the meaning set forth in Section 4.7 below.

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           "FTC" has the meaning set forth in Section 6.1.

           "GAAP" means United States generally accepted accounting principles as in effect from time to time; provided, that as and where indicated by this Agreement GAAP shall be applied on an "as if consolidated basis" among the Companies.

           "GOVERNMENTAL BODY" means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

           "HAZARDOUS MATERIALS" means any pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA or any Environmental Law), pesticides, solid wastes and hazardous wastes (as such terms are defined under the federal Resources Conservation and Recovery Act or any Environmental Law), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), asbestos or any other material (or article or mixture containing such material), substance or waste listed or subject to regulation under any Environmental Law.

           "HSR ACT" has the meaning set forth in Section 6.1 below.

           "INCOME TAX" or "INCOME TAXES" means any Taxes imposed on or measured by net income.

           "INCOME TAX RETURN" means any Tax Return relating to Income Taxes, including any schedule or attachment thereto.

           "INDEMNIFICATION ESCROW ACCOUNT" has the meaning set forth in Section
2.4 below.

           "INDEMNIFICATION ESCROW AMOUNT" means $15,000,000.

           "INDEMNIFIED PARTY" means a party entitled, or seeking to assert rights, to indemnification under Article X of this Agreement.

           "INDEMNIFYING PARTY" means the party from whom indemnification is sought by the Indemnified Party.

           "INDEPENDENT AUDITORS" has the meaning set forth in Section 2.3(d) below.

           "INTELLECTUAL PROPERTY" shall mean all (a) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility model, certificate of invention and design patents, patent applications, registrations and applications for registrations; (b) trademarks, service marks, trade dress, Internet domain names, logos, trade names and corporate names and registrations and applications for registration thereof; (c) copyrights and registrations and applications for registration thereof; (d) computer software, data and documentation; (e) inventions, trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to


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practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information; (f) other proprietary rights relating to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions); and (g) copies and tangible embodiments thereof.

           "INTERNAL SYSTEMS" shall mean the internal computer hardware systems, software applications and embedded systems of the Companies that are used in its business or operations.

           "IRS" has the meaning set forth in Section 4.10(i) below.

           "ITC" has the meaning set forth in the recitals above.

           "KNOWLEDGE OF THE SELLERS" or "SELLERS' KNOWLEDGE" means the actual knowledge (after due inquiry of appropriate personnel of the Companies) of any of Larry Williams, Ted Ellis, Bryant Rudd, Scott Beechie, Rob Luce, George Karr, Jack Beverage, Rusty Yazdanpour, Dave Taugher or Keith Larue.

           "LATEST BALANCE SHEET" means the audited balance sheet prepared for the Companies on an "as if consolidated basis" as of March 26, 2004.

           "LAW" means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation or other requirement.

           "LEASED REAL PROPERTY" has the meaning set forth in Section 4.18 below.

           "MATERIAL ADVERSE EFFECT" means a material adverse change, event, circumstance or development with respect to, or material adverse effect on, (i) the business, assets, liabilities, operations or condition (financial or otherwise) of the Companies taken as a whole (other than any adverse change, event, circumstance, development or effect arising from or relating to (1) general business or economic conditions, except for such conditions specifically related to the industry in which the Companies conduct their business, (2) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, or (3) changes in GAAP or any other accounting requirement), or (ii) the ability of the Sellers to consummate the transactions contemplated by this Agreement. For the avoidance of any doubt, the Parties agree that the terms "material", "materially" or "materiality" as used in this Agreement with an initial lower case "m" shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Material Adverse Effect.

           "MULTIEMPLOYER PLAN" has the meaning set forth in ERISA Section
3(37).

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
           "NET WORKING CAPITAL" means an amount equal to (A) all "current assets" of the Companies (taken as a whole), minus (B) all liabilities of the Companies (taken as a whole) that are classified as "current liabilities" (which, for purposes hereof, shall exclude accrued interest on Debt, accrued corporate income Taxes, bonus and profit sharing amounts accrued (or for which checks have been issued and remain outstanding as of the Closing Date) by any of the Companies during the fiscal year ended March 25, 2005, and any checks outstanding for dividends or other equity-related distributions to any of the Sellers), each as determined as of the Closing Date in accordance with GAAP in a manner consistent with prior practices, methodologies and procedures and the application of the accounting principles applied in preparing the Financial Statements (to the extent such principles are consistent with GAAP). The determination of Net Working Capital shall in any event be consistent with Exhibit C and shall use the methodologies and treatment for certain items as set forth on Schedule 2.3 attached hereto.

           "NET WORKING CAPITAL BALANCE SHEET" has the meaning set forth in
Section 2.3(b) below.

           "NET WORKING CAPITAL CALCULATION" has the meaning set forth in
Section 2.3(b) below.

           "NON-CONTROLLING PARTY" shall mean the party not controlling the defense of any Third Party Claim.

           "NORMALIZED WORKING CAPITAL AMOUNT" means $44,115,758.00. The Normalized Working Capital Amount shall be prepared consistent with Exhibit C (which shows an example of the determination of such Normalized Working Capital Amount) and shall use the methodologies and treatment for certain items as set forth on Schedule 2.3 and shall in any event be calculated in accordance with the principles and adjustments used in the determination of Net Working Capital as set forth in the definition thereof.

           "ORDER" means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

           "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice.

           "OWNED REAL PROPERTY" has the meaning set forth in Section 4.18 below.

           "PARTIES" has the meaning set forth in the preface above.

           "PERSON" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Body.

           "PROCEEDING" has the meaning set forth in Section 9.4 below.

           "PURCHASE PRICE" has the meaning set forth in Section 2.2 below.


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
           "PURCHASER" has the meaning set forth in the preface above.

           "PURCHASER'S INVESTIGATIONS" has the meaning set forth in Section 10.7(b).

           "REAL ESTATE LEASES" has the meaning set forth in Section 4.18 below.

           "REAL PROPERTY" has the meaning set forth in Section 4.18 below.

           "RELATIVE VALUE" means, as applied to any Seller, the ratio of the value of such Seller's Shares to the value of all Shares being sold by the Sellers in the aggregate, with the agreed upon percentages to be determined as set forth on Exhibit D attached hereto.

           "RELEASE" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injections, escaping, leaching, dumping, disposing of or migrating into or through the environment or any natural or man-made structure.

           "REMEDIAL ACTION" has the meaning set forth in Section 10.7(f).

           "REMEDIAL LIABILITIES" has the meaning set forth in Section 10.7(f).

           "RESPONSE" shall mean a written response containing the information provided for in Section 10.4(b) below.

           "SECTION 338(H)(10) ELECTIONS" has the meaning set forth in Section 9.1(e)(i) below.

           "SECURITIES EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

           "SECURITY INTEREST" means any mortgage, pledge, charge, lien or other encumbrance (whether arising by contract or operation of Law), other than (a) liens for Taxes or assessments not yet due and payable, (b) mechanics' materialmen's, carriers', workers', repairers', landlords' and other similar liens arising or incurred in the Ordinary Course of Business relating to obligations as to which there is no material default on the part of any of the Companies or the validity of which are being contested in good faith, (c) zoning, entitlement, conservation restriction and other land use and environmental regulations imposed by a Governmental Body (provided that such regulations have not been violated) or under the terms of leases of Real Property, and (d) such other liens, imperfections in title, easements, leases, licenses, restrictions, activity and use limitations, conservation easements, encumbrances and encroachments that currently exist and which would be disclosed by a survey or inspection of the Real Property leased or owned by the Companies and which do not materially detract from the value or marketability of or materially interfere with the present use of any Real Property subject thereto or affected thereby.

           "SELLER REPRESENTATIVE" has the meaning set forth in Section 13.1(a) below.

           "SELLER REPRESENTATIVE ACCOUNT" has the meaning set forth in Section
2.2 below.

           "SELLERS" has the meaning set forth in the preface above.

           "SETTLEMENT DATE" has the meaning set forth in Section 2.3(e) below.

           "SHARES" has the meaning set forth in the recitals above.

           "SUBSIDIARY" means any Person with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or other equity interests or has the direct power to vote or direct the voting of sufficient securities to elect a majority of the directors or managers.

           "TAX" or "TAXES" means (i) any and all taxes, charges, fees, levies or other similar assessments or liabilities in the nature of a tax, including, without limitation, income, gross receipts, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes of any kind whatsoever imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, (ii) any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof and (iii) any liability in respect of the items described in (i) and
(ii) by reason of contract, assumption, transferee liability, operation of law, Treasury regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision of state or local law) or otherwise.

           "TAX RETURNS" shall mean any and all reports, returns, declarations, or statements relating to Taxes, including any schedule or attachment thereto and any related or supporting workpapers or information with respect to any of the foregoing, including any amendment thereof.

           "THIRD PARTY CLAIM" has the meaning set forth in Section 10.4(a) below.

           "TITLE COMMITMENTS" has the meaning set forth in Section 6.5 below.

           "TITLE COMPANIES" has the meaning set forth in Section 6.5 below.

           "TITLE POLICIES" has the meaning set forth in Section 8.6 below.

           "TRANSACTION DOCUMENTS" has the meaning set forth in Section 4.2 below.

           "WORKING CAPITAL ESCROW ACCOUNT" has the meaning set forth in Section
2.4 below.

           "WORKING CAPITAL ESCROW AMOUNT" means $5,000,000.

Section 1.2            Other Definitional Provisions.

           All accounting terms not otherwise defined herein shall have the meaning ascribed thereto by GAAP. All terms defined in this Agreement in the singular shall have comparable meanings when used in the plural and vice-versa. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Underlined references to Articles, Sections, Schedules and Exhibits shall refer to those portions of this Agreement. The use of the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement. The use of the terms "including" or "include" shall in all cases herein mean "including, without limitation" or "include, without limitation," respectively.

                                    ARTICLE II
                       PURCHASE OF SHARES; PURCHASE PRICE

Section 2.1          Sale and Purchase of Shares.

           Subject to the terms and conditions hereof, and in reliance upon the representations, warranties, covenants and agreements made herein by the Sellers and the Purchaser, the Purchaser shall purchase and accept from the Sellers, and the Sellers shall sell, transfer, convey, assign and deliver to the Purchaser, on the Closing Date, the Shares in the amounts, as applicable to each of the Sellers and the Companies, set forth on Exhibit B.

Section 2.2          Consideration.

           The aggregate purchase price payable by the Purchaser for the Shares shall be an amount equal to One Hundred Thirty-Two Million Dollars ($132,000,000), subject to adjustment pursuant to Section 2.3 below (the "PURCHASE PRICE"). At the Closing, the Purchaser shall pay (i) the Purchase Price less (A) the Escrow Amount, (B) the amounts set forth on Schedule 2.2 hereto, (C) the aggregate amount of all outstanding loans by any of the Companies to Affiliates of the Companies as set forth on Schedule 4.12 hereto, and (D) any other amounts which the Purchaser and the Seller Representative agree shall be paid directly by the Purchaser at the Closing in respect of costs, expenses and other amounts which are the obligation of the Sellers hereunder, to the Seller Representative by wire transfer of immediately available federal funds to an account designated by the Seller Representative in writing to the Purchaser at least two (2) Business Days prior to the Closing Date (the "SELLER REPRESENTATIVE ACCOUNT") and (ii) the Escrow Amount to the Escrow Agent in accordance with the terms of Section 2.4. In accordance with the authority granted to the Seller Representative described in Section 13.1 hereof, the Seller Representative shall be solely responsible for distributing any payments from the Seller Representative Account on account of the Purchase Price, including any payment, if applicable, made pursuant to Section 2.3(f) below, to the Sellers. Seller Representative agrees to cause all such amounts to be distributed from the Seller Representative Account to the Sellers based upon the Relative Value (except to the extent otherwise agreed among the Sellers).

Section 2.3          Net Working Capital Adjustment.

           The Purchase Price shall be subject to adjustment as follows:

           (a) At least two (2) Business Days prior to the Closing Date, the Seller Representative shall estimate the Net Working Capital of the Companies (taken as a whole) as of the close of business on March 25, 2005 (the "ESTIMATED NET WORKING CAPITAL"); provided that, in the event Purchaser disagrees, in good faith, with the Seller Representative's estimate, the Parties shall mutually determine such estimate. The Estimated Net Working Capital shall be prepared consistent with Exhibit C and shall use the methodologies and treatment for certain items as set forth on Schedule 2.3 and shall in any event be calculated in accordance with the principles and adjustments used in the determination of Net Working Capital as set forth in the definition thereof. The cash consideration payable at Closing by Purchaser to the Seller Representative Account pursuant to Section 2.2 shall be (i) increased by the amount, if any, by which the Estimated Net Working Capital exceeds the Normalized Working Capital Amount or (ii) decreased by the amount, if any, by which the Normalized Working Capital Amount exceeds the Estimated Net Working Capital.

           (b) Within forty-five (45) days following the Closing, the Purchaser shall have prepared and delivered to the Seller Representative (i) a balance sheet of the Companies (prepared as if the Companies reported on a consolidated basis with each other (an "AS IF CONSOLIDATED BASIS") as of the Closing Date (the "NET WORKING CAPITAL BALANCE SHEET"), using the methodologies and treatment for certain items as set forth on Schedule 2.3, and (ii) a calculation of the Net Working Capital of the Companies as of the Closing Date, prepared on the basis of the Net Working Capital Balance Sheet, which shall (A) be prepared consistent with Exhibit C, (B) use the methodologies and treatment for certain items as set forth on Schedule 2.3, (C) be calculated in accordance with the principles and adjustments used in the determination of Net Working Capital as set forth in the definition thereof, and (D) notwithstanding anything else in the definition of Net Working Capital to the contrary, include as "current liabilities" of the Companies any costs incurred by, or attributable to, the Sellers that are obligations of any of the Companies, including, without limitation, any amounts reflected in the Net Working Capital Balance Sheet in respect of the items set forth on Schedule 2.2 hereto that are in excess of such amounts set forth on Schedule 2.2 hereto (the "NET WORKING CAPITAL CALCULATION"). The Net Working Capital Balance Sheet and Net Working Capital Calculation shall be prepared in a manner consistent with the application of the accounting principles applied in preparing the Estimated Net Working Capital. In connection with the preparation of the Net Working Capital Balance Sheet, the Seller Representative and Purchaser shall jointly cause to be performed a physical inventory of all raw materials, work-in-process and finished goods normally reflected as "inventory" on the financial statements of the Companies, except with respect to consigned goods (for which actual March 25, 2005 figures will be adjusted to the Closing Date based on the Companies' records) and rolling stock.

           (c) Within forty-five (45) days after the Net Working Capital Balance Sheet and the Net Working Capital Calculation are delivered to the Seller Representative pursuant to Section 2.3(b) hereof, the Seller Representative shall complete its examination thereof and shall deliver to the Purchaser either

(i) a written acknowledgment accepting the Net Working Capital Balance Sheet and the Net Working Capital Calculation; or (ii) a written report setting forth in reasonable detail any proposed adjustments to the Net Working Capital Balance Sheet and the Net Working Capital Calculation (the "ADJUSTMENT REPORT"). If the Seller Representative fails to respond to the Purchaser within such forty-five
(45) day period, the Seller Representative shall be deemed to have accepted and agreed to the Net Working Capital Balance Sheet and the Net Working Capital Calculation as delivered pursuant to Section 2.3(b) hereof. In the event of the delivery of an Adjustment Report, the Purchaser and the Seller Representative shall attempt to resolve the adjustments proposed therein within thirty (30) days after delivery of the Adjustment Report, and the Seller Representative shall be deemed to have accepted and agreed to the Net Working Capital Balance Sheet and the Net Working Capital Calculation except as to the proposed adjustments set forth in the Adjustment Report.

           (d) In the event the Seller Representative and the Purchaser fail to agree on any of the Seller Representative's proposed adjustments contained in the Adjustment Report within thirty (30) days after the Purchaser receives the Adjustment Report, then the Seller Representative and the Purchaser mutually agree to jointly engage KPMG LLP, certified public accountants (the "INDEPENDENT AUDITORS"), to resolve such dispute(s). As promptly as practicable thereafter, the Seller Representative and the Purchaser shall each prepare and submit a presentation to the Independent Auditors and shall cause the Independent Auditors to make a determination as to each disputed item based upon the presentations by the Seller Representative and the Purchaser and in light of the terms and provisions of this Agreement; provided that the Independent Auditors shall not make a final determination as to any particular item which is higher than the highest position set forth by either of the Parties or lower than the lowest position set forth by either of the Parties. The fees and expenses of the Independent Auditors shall be apportioned between the Seller Representative and the Purchaser in inverse proportion to the aggregate amounts reflected in the determinations made by the Independent Auditors on all disputes in relation to the respective positions of the Seller Representative and the Purchaser. All determinations made by the Independent Auditors will be final, conclusive and binding on the Parties.

           (e) The Net Working Capital Calculation shall be determined based on the Net Working Capital Balance Sheet delivered pursuant to Section 2.3(b), as adjusted, if at all, pursuant to this Section 2.3. The date on which the Net Working Capital Calculation is finally determined pursuant to this Section 2.3 shall hereinafter be referred to as the "SETTLEMENT DATE."

           (f) In the event the Net Working Capital Calculation is less than the Estimated Net Working Capital, the Seller Representative (on behalf of the Sellers) shall (i) deliver written instructions signed by the Seller Representative to the Escrow Agent directing the Escrow Agent to release to the Purchaser from the Working Capital Escrow Account an amount equal to such deficiency (with the remainder of such Working Capital Escrow Amount, if any, being concurrently delivered to the Seller Representative), and (ii) to the extent that the Working Capital Escrow Amount is less than such deficiency, pay to the Purchaser within three (3) Business Days after the Settlement Date an amount equal to the difference between (A) such deficiency and (B) the Working

Capital Escrow Amount. In the event the Net Working Capital Calculation is greater than the Estimated Net Working Capital, the Purchaser shall, within three (3) Business Days after the Settlement Date (i) deliver written instructions signed by the Purchaser to the Escrow Agent directing the Escrow Agent to release the entire Working Capital Escrow Amount to the Seller Representative and (ii) pay to the Seller Representative an amount equal to the difference between (A) the Net Working Capital Calculation and (B) the Estimated Net Working Capital. Any payment required pursuant to this Section 2.3(f) shall be deemed to be an adjustment to the Purchase Price, and shall be made by the wire transfer of immediately available federal funds for credit to the recipient, at a bank account designated by such recipient in writing (or, if amounts are owed to the Sellers, to the Seller Representative Account).

Section 2.4          Escrow.

           In order to partially secure the indemnity obligations of the Sellers as set forth herein (including the indemnities set forth in Article X and the obligation to pay any deficiency owed pursuant to Section 2.3(f)), Purchaser and the Seller Representative (on behalf of the Sellers) shall execute at the Closing an escrow agreement in the form attached hereto as Exhibit E (the "ESCROW AGREEMENT") with the Escrow Agent whereby each of the Indemnification Escrow Amount and the Working Capital Escrow Amount shall be held in separate interest-bearing escrow accounts (such accounts, the "INDEMNIFICATION ESCROW ACCOUNT" and the "WORKING CAPITAL ESCROW ACCOUNT", respectively). The Indemnification Escrow Amount shall be used to satisfy amounts payable by the Sellers to the Purchaser pursuant to Article X hereof; provided that any remaining amounts in the Indemnification Escrow Account shall be paid to the Seller Representative on December 31, 2006, less the amount equal to any unresolved claim or claims for indemnification against the Sellers pursuant to
Article X hereof, all as more fully described in the Escrow Agreement. The Working Capital Escrow Amount shall be used to satisfy the Sellers' obligation to pay any deficiency owed pursuant to Section 2.3(f) hereof and shall be paid to the Purchaser and/or the Seller Representative, as the case may be, within three (3) Business Days after the Settlement Date in accordance with Section 2.3(f) hereof and as more fully described in the Escrow Agreement. The Purchaser and the Sellers agree that the Escrow Amount shall be treated as owned for all Tax purposes by the Sellers and all income earned with respect to the Escrow Amount shall be owned by Sellers and allocated to the Sellers for all Tax purposes.

Section 2.5          Sales and Transfer Taxes.

           The Sellers shall pay the cost of any and all stamp, transfer, goods and services, sales, purchase, use, filing, value added, excise and similar Taxes and fees which arise out of the transactions contemplated by this Agreement, including, without limitation, any stamp or transfer Tax or filing fee relating to the transfer of the Shares, whether now in effect or hereafter adopted and regardless of upon whom said Tax or fee is imposed. The Purchaser and the Sellers shall take all commercially reasonable steps to eliminate, to the extent possible, all such Taxes arising out of the transactions effected pursuant to this Agreement.

Section 2.6          Further Assurances.

           At any time and from time to time after the Closing, at the request of the Purchaser and without further consideration, the Sellers shall execute and deliver such other instruments of sale, transfer, conveyance and assignment and take such actions as the Purchaser may reasonably request to more effectively transfer, convey and assign to the Purchaser, and to confirm the Purchaser's rights to, title in and ownership of, the Shares and to place the Purchaser in actual possession and operating control of the Business to the extent purchased hereunder. Notwithstanding the foregoing, the Sellers shall be entitled to reimbursement from the Purchaser of all costs and expenses related to any non-routine instruments or extraordinary actions requested by the Purchaser.

                                   ARTICLE III
                           CLOSING; CLOSING DELIVERIES

Section 3.1          Closing.

           The consummation of the transactions contemplated by this Agreement (the "CLOSING") shall take place on the date on which the conditions set forth in Articles VII and VIII are satisfied or waived (the "CLOSING DATE") or at such other time and date as the Parties may agree. The Closing shall be held at 10:00 a.m. at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York, or such other place as the parties may agree.

Section 3.2          Deliveries by the Sellers at Closing.

           At Closing, the Sellers will deliver or cause to be delivered to the Purchaser the following:

           (a) certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers) with signatures notarized, together with any other documents reasonably required for the sale, conveyance, transfer and delivery of the Shares to Purchaser;

           (b) a certificate, dated the Closing Date and signed by the Seller Representative, certifying the fulfillment of the matters set forth in Sections 8.1, 8.2 (insofar as it relates to Proceedings involving the Sellers or the Companies) and 8.3;

           (c) a certificate, dated the Closing Date and signed by the Secretary or an Assistant Secretary of each of the Companies, certifying as to (i) the completeness and correctness of attached copies of such Company's certificate of incorporation and bylaws (including amendments thereto), (ii) resolutions of the stockholders of the Companies approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and (iii) the incumbency and signatures of the officers of the Companies executing this Agreement and any other certificate or document delivered in connection herewith;

           (d) the resignation of such officers and directors of the Companies as the Purchaser shall have previously requested in writing;

           (e) certificates, dated as of a date not more than twenty (20) days prior to the Closing Date, duly issued by the appropriate Governmental Body for each of the Companies in the states of their respective organization, showing the Companies are in good standing and authorized to do business in such jurisdictions;

           (f) the original minute books, stock books, ledgers and registers and other similar corporate records of the Companies;

           (g) each of the persons listed on Schedule 3.2(g) shall have entered into a non-competition and non-solicitation agreement on terms substantially similar to those contained in Exhibit G-1 (for any Seller who will be an employee of the Companies following the Closing) or Exhibit G-2 (for any Seller who will not be an employee of the Companies following the Closing), as applicable, and such non-competition and non-solicitation agreements shall be in full force and effect;

           (h) a signed counterpart to the Escrow Agreement;

           (i) evidence of all consents and Authorizations required to be obtained under Schedule 4.3;

           (j) evidence reasonably satisfactory to Purchaser that the prepayment of all Debt, the release of all Security Interests in favor of any Debt Holder (including obtaining authorization for the filing of all necessary termination statements), and the release from any and all guarantees under the Debt, in each case, as required by Section 6.6 hereof, has occurred or will occur concurrently with the Closing;

           (k) opinions of legal counsel to the Sellers in substantially the form of Exhibits F-1 and F-2 hereto;

           (l) certificates of non-foreign status for each Seller that comply with Section 1445 of the Code;

           (m) such customary affidavits and GAP undertakings as are reasonably required by the Title Companies for the issuance of the Title Policies as contemplated by Section 8.6 hereof;

           (n) a copy of the amendment to the Idaho Timber Corporation Profit Sharing and 401(k) Plan, containing provisions to permit special deferral elections of quarterly bonus payments, which amendment shall have been executed by the appropriate officers of ITC and shall be in full force and effect, in form and substance reasonably acceptable to the Purchaser;

           (o) an IRS Form 8023 for each Seller, executed by such Seller; and

           (p) such additional documents, instruments or items reasonably requested by Purchaser to evidence the transactions contemplated hereby or to transfer to the Purchaser access to and control over the Business, properties and assets of the Companies.

Section 3.3          Deliveries by the Purchaser at Closing.

           At the Closing, the Purchaser will deliver or cause to be delivered to the Sellers the following:

           (a) payment of the Purchase Price in accordance with Section 2.2 hereof;

           (b) a certificate, dated the Closing Date and signed by an officer of the Purchaser, certifying the fulfillment of the matters set forth in Sections 7.1, 7.2 (insofar as it relates to Proceedings involving the Purchaser) and 7.3;

           (c) a certificate, dated as of a date not more than twenty (20) days prior to the Closing Date, duly issued by the appropriate Governmental Body in its state of organization, showing the Purchaser is in good standing and authorized to do business in such jurisdiction;

           (d) a certificate, dated the Closing Date and signed by the Secretary or an Assistant Secretary of the Purchaser, certifying as to the completeness and correctness of attached copies of the Purchaser's charter, by-laws and resolutions of the board of directors approving the Purchaser entering into this Agreement and the consummation of the transactions contemplated hereby;

           (e) counterpart signatures to each of the non-competition and non-solicitation agreements described in Section 3.2(g);

           (f) a signed counterpart to the Escrow Agreement;

           (g) a summary of the terms of an equity-like incentive plan in the form of Exhibit H hereto, outlining certain incentive rights to be granted to management employees of the Companies following the Closing Date; and

           (h) such additional documents, instruments or items reasonably requested by the Seller Representative to evidence the transactions contemplated hereby.

                                    ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

           As an inducement to the Purchaser to enter into and perform its obligations under this Agreement, and in consideration of the covenants of the Purchaser contained herein, the Sellers jointly and severally (except for the representations made in Sections 4.2 and 4.4(b) below, which are made on a several and not a joint basis) represent and warrant to the Purchaser that the statements contained in this Article IV are true and correct as of the date hereof and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).

Section 4.1          Due Organization and Status.

           Each of the Companies is a corporation duly organized, validly existing and in good standing under the Laws of the state of its organization. Each of the Companies is duly authorized to conduct business and is in good standing under the Laws of each jurisdiction where such qualification is required, except where the lack of such qualification has not had and would not reasonably be expected to have a Material Adverse Effect. Each of the Companies has full power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Sellers have furnished to the Purchaser complete and accurate copies of the certificate of incorporation and bylaws of each of the Companies. None of the Companies is in default under or in violation of any provision of its certificate of incorporation, bylaws or other organizational documents.

Section 4.2          Authority; Enforceability.

           Each Seller warrants and represents that such Seller has the requisite power, authority and capacity to execute and deliver this Agreement and the other documents, instruments and agreements (such other documents, instruments and agreements referred to as the "TRANSACTION DOCUMENTS") entered into by such Seller in connection with this Agreement and to perform its obligations hereunder and thereunder. Each Seller warrants and represents that this Agreement has been duly and validly executed and delivered by such Seller and constitutes, and each other Transaction Document to be executed and delivered by each such Seller in connection herewith, upon its execution and delivery by a Seller, will constitute, a valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity).

Section 4.3          Noncontravention.

           Except as set forth on Schedule 4.3, neither the execution, delivery and performance of this Agreement or any other Transaction Document, nor the consummation of the transactions contemplated hereby or thereby, will (a) result in any violation of or default (with or without notice or lapse of time, or both) under (i) any statute, regulation, rule, injunction, judgment, Order, Authorization or other restriction of any Governmental Body applicable to any Seller or any Company or by which any of the properties or assets of any Seller or any Company are bound or (ii) the certificate of incorporation and bylaws or comparable organizational documents of any Company, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, require any consent under, create in any party the right to accelerate, terminate, modify, or cancel any agreement, contract, lease, license, instrument, Authorization or other arrangement to which any Seller or any Company is a party or by which any of them is bound or to which any of their respective assets is subject, except where such violation, conflict, breach, default, acceleration, termination, modification or cancellation would not reasonably be expected to have a Material Adverse Effect. Except as contemplated by Section 6.1(a) or as set forth on Schedule 4.3, none of the Sellers nor any of the Companies needs to give any notice to, make any filing or registration with, or obtain any Authorization of any Governmental Body in connection with the execution, delivery and performance by the Sellers of this Agreement or in order for the Sellers to consummate the transactions contemplated by this Agreement, except pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), or where the failure to give notice, to file, or to obtain any Authorization would not reasonably be expected to have a Material Adverse Effect.

Section 4.4          Capital Stock of the Companies; Transactions in Equity
                     Securities.

           (a) Schedule 4.4(a) sets forth the authorized capital stock of each of the Companies. The Shares are the only issued and outstanding equity in any of the Companies. The Shares have been duly authorized and validly issued, are fully paid and nonassessable and were offered, issued, sold and delivered by the Companies in compliance with exemptions from registration under applicable state and federal laws concerning the issuance of securities. The certificate number ten (10) representing three hundred (300) shares of common stock, par value $1.00 per share, of ITC, originally issued to Arden Dunker and subsequently redeemed by ITC, has been cancelled in the books and records of ITC.

           (b) Each Seller owns beneficially and of record all of the Shares owned by such Seller as set forth opposite such Seller's name on Exhibit B. Each Seller owns, and at the Closing will own, his or her Shares free and clear of all Security Interests, voting trusts, restrictions and claims of every kind (subject only to agreements existing immediately prior to the date hereof, all of which shall be deemed to be terminated immediately prior to the Closing). Each Seller represents that the Shares being sold by him or her are freely assignable to the Purchaser. No Seller has granted any Person (other than the Purchaser) the right or option to acquire any of his or her Shares. No Seller has, and each Seller hereby waives, any preemptive or other right to acquire equity interests in any of the Companies that such Seller has or may have had. Each Seller hereby agrees to, and grants its consent and waives any claim whether under contract, applicable Law or otherwise with respect to (i) the termination at or prior to the Closing of any existing agreements or arrangements with respect to (A) the Companies, (B) the transfer, sale, pledge or other disposition by such Seller of such Seller's Shares and (C) the transfer, sale, pledge or other disposition by any other Seller of the Shares held by such other Seller, with termination of all such agreements or arrangements to be effective without further action of any of the Sellers upon satisfaction or waiver of all other conditions to Closing, (ii) each transfer of Shares by each other Seller pursuant to the terms of this Agreement and (iii) any other transaction which is required or reasonably requested to occur in accordance with this Agreement or the transactions contemplated hereby.

           (c) No subscription, option, warrant, call, conversion right or commitment of any kind exists which obligates any of the Companies to issue any of its authorized but unissued equity securities or to grant any right to acquire such equity securities. No Company has any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Companies. Except as set forth on Schedule 4.4(c), no Seller is a party to any agreement, voting trust or proxy with respect to the voting, registration, redemption, sale, transfer or other disposition of the Shares.

Section 4.5          Subsidiaries.

           (a) All of the outstanding Shares are owned beneficially and of record by the Sellers in the amounts set forth on Exhibit B. Except for (a) the overlapping ownership of the Companies among the Sellers consistent with the preceding sentence and (b) Administrators, Inc., an Idaho corporation, which is a wholly-owned Subsidiary of ITC, none of the Companies has any Subsidiaries. ITC is the sole owner of all of the outstanding capital stock of Administrators, Inc., free and clear of all Security Interests, voting trusts, restrictions, claims, options, warrants, rights, contracts, calls, commitments, equities and demands. Each Subsidiary has all requisite corporate or entity power and authority to own its properties and carry on its business as presently conducted. All of the issued and outstanding shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary. None of the Companies has any obligation to acquire equity or to make any capital investment in any other Person.

           (b) Except as set forth on Schedule 4.5(b), Administrators, Inc. (i) owns no assets and is not subject to any liabilities of any kind (whether known or unknown, contingent or otherwise, except for payment of wages to employees of the Companies) and (ii) conducts no business or operations other than in connection with effecting payroll transactions on behalf of ITC.

Section 4.6          Assets and Properties of the Business.

           Except as set forth on Schedule 4.6, the Companies collectively own, and have good and marketable title to, all of the operating assets, properties and rights used or held for use in connection with the conduct of the Business, free and clear of all Security Interests. All such tangible assets of the Companies which, individually or in the aggregate, are material to the operation of the Business are in operating condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes for which they presently are used and are sufficient for the Purchaser to conduct the Business in the Ordinary Course of Business as it has been conducted by the Sellers from and after the Closing Date without interruption.

Section 4.7          Financial Statements.

           The Seller Representative has provided to the Purchaser (i) the audited consolidated balance sheet of the Companies, their Subsidiaries and certain other Affiliates on an "as if consolidated basis" as at March 26, 2004 and the related audited consolidated statements of income and of cash flows of the Companies, their Subsidiaries and certain other Affiliates for the year then ended and (ii) the unaudited consolidated balance sheet of the Companies and their Subsidiaries on an "as if consolidated basis" as at March 25, 2005 and the related consolidated statement of income of the Companies and their Subsidiaries for the twelve month period then ended (such audited and unaudited statements, including the related notes and schedules thereto, are referred to herein as the "FINANCIAL STATEMENTS"). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis, are correct and complete and fairly present in all material respects the financial condition of the Business now being conducted by the Companies as of such dates and the results of operations of the Business for such periods and are consistent with the books and records of the Companies, subject, in the case of interim financial statements, to normal and recurring year end adjustments and, in the case of the unaudited financial statements, the absence of notes.

Section 4.8          Absence of Changes.

           Except as set forth on Schedule 4.8, since March 26, 2004, none of the Companies, individually or in the aggregate, has:

           (a) suffered any Material Adverse Effect;

           (b) canceled any material indebtedness owing to any of the Companies or waived any material claims or rights, except in the Ordinary Course of Business;

           (c) acquired, sold, transferred, leased or otherwise acquired or disposed of any material assets or properties except in the Ordinary Course of Business;

           (d) made any material change in any method of accounting or accounting practice except to the extent required by GAAP;

           (e) made any single capital expenditure (other than with respect to timber) in excess of $150,000 or made any such capital expenditures in excess of $500,000 in the aggregate;

           (f) borrowed or agreed to borrow any funds, assumed, guaranteed or otherwise become liable or responsible for the obligations of any Person (other than by endorsement of checks for collection in the Ordinary Course of Business) or made any loans, advances or capital contributions to, or investments in, any Person other than any of the Companies;

           (g) issued or sold any stock, equity interests or other securities or any options, warrants or other rights to acquire any such stock, equity interests or other securities;

           (h) entered into, adopted or materially amended any Employee Benefit Plan relating to the Business (except for matters required by Law or otherwise in the Ordinary Course of Business) or materially modified the employment terms of its directors, officers or executive employees, generally or individually, or, except in the Ordinary Course of Business, hired any new officers or any new executive employees;

           (i) instituted or settled any Proceeding before any court, arbitrational tribunal, administrative agency or commission or other Governmental Body; or

           (j) committed in writing to do any of the foregoing.

Section 4.9          Legal Compliance.

           Each of the Companies is in compliance in all material respects with all applicable Laws of any Governmental Body applicable to its business, operations or assets. None of the Companies has received any notice or communication of, or been charged with the violation of any Laws or Orders that remain uncured. To the Knowledge of the Sellers, (i) none of the Companies is under investigation with respect to the violation of any Laws and (ii) there are no facts or circumstances which could reasonably be expected to form the basis for any such violation.

Section 4.10         Taxes.

           Except as provided in Schedule 4.10:

           (a) The Sellers, on behalf of the Companies, have timely filed all Income Tax Returns and all franchise and other material Tax Returns that were required to be filed by or with respect to the Companies and Administrators, Inc. for all taxable years and periods in which any such Tax Returns were due. All Taxes payable by or with respect to the Companies and Administrators, Inc. either have been paid in full or are being contested in good faith and adequate reserves in respect thereof have been established in accordance with GAAP on the March 25, 2005 portion of the Financial Statements. All material Taxes not yet due and payable have been fully accrued on the March 25, 2005 portion of the Financial Statements.

           (b) No federal, state, local or foreign Tax audits or other administrative proceedings, discussions or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Companies and to the Knowledge of Sellers no such proceedings or discussions have been threatened. Sellers have made available to Purchaser complete copies of any audit report issued within the last three years relating to Taxes due from or in respect of any Company or Administrators, Inc. None of the Companies or Administrators, Inc. has executed or filed with any taxing authority any agreement or other document extending or having the effect of extending the period for assessment, reassessment or collection of any Taxes.

           (c) No Company nor Administrators, Inc. has distributed to its stockholders stock or securities of a controlled corporation, nor has stock of any of the Companies or Administrators, Inc. been distributed, in a transaction to which Section 355 or Section 361 of the Code applied or was purported to apply in the two years prior to the date of this Agreement.

           (d) None of the Companies or Administrators, Inc. has made any payments, is obligated to make any payments, or is a party to any agreement, arrangement or understanding that could obligate it to make any payments that may be treated as an "excess parachute payment" under Section 280G of the Code.

           (e) None of the Companies or Administrators, Inc. owns any interest in an entity that is characterized as a partnership for federal income Tax purposes.

           (f) Schedule 4.10 sets forth each jurisdiction (other than United States federal) in which each of the Companies and Administrators, Inc. files or has previously filed any Income Tax Return or any franchise or material Tax Return. No claim has been made by a taxing authority in which a Company or Administrators, Inc. does not file Tax Returns that such Company is required to file Tax Returns in such jurisdiction.

           (g) None of the Companies or Administrators, Inc. has been a member of an affiliated group filing a consolidated federal Income Tax Return. None of the Companies is a party to any tax allocation or tax sharing agreement with any Person.

           (h) Schedule 4.10 sets forth each Company that is treated as an S-Corporation (within the meaning of Section 1361(a)(1) of the Code). Each of the Companies which is currently an S-Corporation has been a validly electing S-Corporation (within the meaning of Code Section 1361 and 1362) at all times since the date of the applicable election, which in each case was made upon its formation or more than 10 years prior to the date hereof.

           (i) None of the Companies nor Administrators, Inc., directly or through an authorized agent (i) has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of law by reason of a change in accounting method initiated by any Company or Administrators, Inc., (ii) has any knowledge that the Internal Revenue Service ("IRS") or any other taxing authority has proposed any such adjustment or change in accounting method, (iii) has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of any Company or Administrators, Inc. or
(iv) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of law in respect of any Company or Administrators, Inc. None of the Companies nor Administrators, Inc. is the subject of any private letter ruling from the IRS or any similar ruling from any other taxing authority.

           (j) No Company nor Administrators, Inc. has engaged in any "reportable transaction" within the meaning of Treasury regulation ss. 1.6011-4.

Section 4.11         Contracts.

           (a) Schedule 4.11 lists all of the following written agreements (other than agreements specifically described on the other disclosure schedules to this Agreement) to which any of the Companies is a party:

                      (i) any agreement for the lease of real property, or the lease of personal property from or to another Person that involves consideration in excess of $25,000 per year or that is not terminable without penalty by such Company within six months after Closing;

                      (ii) any agreement for the purchase or sale of products or the furnishing of services in excess of $75,000 (excluding purchase orders in the Ordinary Course of Business);

                      (iii) any agreement for the purchase of raw materials (including, without limitation, timber deeds and timber purchase and sale agreements) with a value in excess of $100,000;

                      (iv) any agreement for the disposition of the assets or business of any of the Companies or any agreement for the acquisition of the assets or business of any other Person (other than acquisitions and dispositions of inventory in the Ordinary Course of Business);

                      (v) any agreement concerning a partnership or joint venture;

                      (vi) any agreement (or group of related agreements) under which any of the Companies has created, incurred, assumed, or guaranteed (or may create, incur, assume or guarantee) any indebtedness (including capitalized lease obligations) in excess of $10,000;

                      (vii) any agreement under which any of the Companies has agreed not to compete in any territory;

                      (viii) any written employment or consulting agreement;

                      (ix) any agreement with an Affiliate, other than another of the Companies;

                      (x) any agreement that contains any provisions requiring a Company to indemnify any other Person; or

                      (xi) any agreement not disclosed in clauses (i) through
           (ix) above for the performance of which will involve annual consideration in excess of $75,000.

           (b) The Sellers have previously made available to the Purchaser a correct and complete copy of each agreement listed on Schedule 4.11, together with all material amendments, modifications or supplements thereto. Each agreement listed on Schedule 4.11, to the extent such agreement is executed and has not expired by its terms, is the legal, valid, binding and enforceable obligation of the Company party thereto and is in full force and effect. Neither the applicable Company or Companies, nor, to the Knowledge of the Sellers, is any other party thereto, in breach or violation of, or default under, any such agreement and, to Seller's Knowledge, no event has occurred, is pending or is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by any of the Companies or any other party under such agreement. No party to any such agreement has, to the Knowledge of the Sellers, exercised any termination rights with respect thereto.

Section 4.12         Related Party Agreements.

           Except as set forth on Schedule 4.12, none of the Companies is a party to or otherwise bound by any agreement with any of the Sellers or any Affiliate of any of the Sellers, other than another of the Companies. Except as set forth on Schedule 4.12, none of the Sellers (a) owns any property or right, tangible or intangible, which is primarily used in, or is material to the operation of, the Business, (b) has any claim or cause of action against the Companies, or (c) owes any money to, or is owed any money by the Companies, other than normal compensation (including accrued incentive compensation reflected on the Latest Balance Sheet).

Section 4.13         Litigation.

           Schedule 4.13 sets forth each instance in which any of the Companies
(i) is subject to any outstanding Order or (ii) is a party to any Proceeding in, or before any Governmental Body. There is no Proceeding in, or before any Governmental Body that, to the Sellers' Knowledge, has been threatened in writing with respect to the Business or the Companies.

Section 4.14         Employee Matters.

           (a) Schedule 4.14(a) sets forth the name and title of each current employee of the Companies as of the date hereof (the "COMPANY EMPLOYEES"). The Companies are not a party to any collective bargaining agreement, the Companies have never been obligated to contribute to a Multiemployer Plan (except as set forth on Schedule 4.14(a)), and to the Sellers' Knowledge, no attempt has been made or threatened, either currently or in the past two years, to organize any of the Company Employees. Neither any of the Companies nor any of their ERISA Affiliates has any obligation or liability (contingent or otherwise) under a Multiemployer Plan or an Employee Pension Benefit Plan that could reasonably be expected to become an obligation of any of the Companies after the Closing. The Companies are in material compliance with all applicable employment Laws, rules and regulations, except for any non-compliance that would not reasonably be expected to have a Material Adverse Effect.

           (b) Schedule 4.14(b) sets forth a list of each Employee Benefit Plan maintained by or contributed to by any of the Companies or another Affiliate for the benefit of the Company Employees or former employees of the Companies (the "COMPANY PLANS"). Schedule 4.14(b) separately sets forth a list of all employee pension benefit plans (as defined in Section 3(2) of ERISA) that are currently or have ever been maintained by or contributed to by any of the Companies. No Company Plan provides post-employment welfare benefits or coverage, except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended. Each Company Plan has been operated in compliance with its terms and the applicable provisions of applicable Law, except for any non-compliance that would not reasonably be expected to have a Material Adverse Effect. Each Company Plan intended to be Tax qualified under Section 401 of the Code is so qualified and all trusts intended to be exempt from federal income taxation under Section 501 of the Code are so exempt. Each of the Companies (and its ERISA Affiliates, as applicable) has made all required contributions to each applicable Company Plan. Except as disclosed on Schedule 4.14(b), none of the Companies (nor any applicable ERISA Affiliate) has incurred any material liability under Title IV of ERISA. Except as disclosed on Schedule 4.14(b), there are no material pending or to the Seller's Knowledge, threatened claims involving the plans disclosed on
Schedule 4.14(b) (other than routine claims for benefits).

           (c) Except as set forth on Schedule 4.14(c), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any Company Employee, (ii) increase any benefits otherwise payable under any Company Plan or
(iii) result in the acceleration of the time of payment or vesting of any such benefits under any Company Plan.

Section 4.15         Customers; Suppliers.

           (a) Schedule 4.15(a) lists all agreements between any of the Companies and any of the customers or suppliers of the Business. The Sellers have made available to the Purchaser a correct and complete copy of each agreement listed on Schedule 4.15(a), together with all material amendments, modifications or supplements thereto. None of the customers or suppliers listed on Schedule 4.15(a) has canceled or, to the Sellers' Knowledge, threatened to cancel, any of the agreements listed on Schedule 4.15(a). Each agreement listed on Schedule 4.15(a), to the extent such agreement is executed and has not expired by its terms, is legal, valid, binding and enforceable and in full force and effect and will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing. None of the Companies nor, to the Sellers' Knowledge, any other party is in breach or violation of, or default under, any such agreement and no event has occurred, is pending or, to Sellers' Knowledge, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material breach or default by the applicable Companies or any other party under such agreement.

           (b) Schedule 4.15(b) sets forth a list of (i) each customer that accounted for more than five percent (5%) of the revenues of the Business (on a consolidated basis) during the last full fiscal year and the amount of revenues accounted for by such customer during such period, (ii) the ten (10) largest customers at each plant that is operated as part of the Business, as measured by the dollar amount of purchases thereby, during the last full fiscal year, showing the approximate total sales by the Companies to each such customer, and
(iii) the ten (10) largest suppliers for the Business, as measured by the dollar amount of purchases therefrom, during the eleven (11) month period ending February 25, 2005, showing the approximate total purchases by the Companies from each such supplier. No such customer or supplier has indicated in writing within the past year that it will stop, or decrease in any material respect the rate of, buying or supplying products or services, as applicable, to the Companies.

Section 4.16         Authorizations.

           Schedule 4.16 sets forth a true, accurate and complete list of all Authorizations held by the Companies which are necessary to operate the Business as presently conducted (including permits related to any Environmental Law). The Authorizations listed on Schedule 4.16 are in full force and effect, will continue in full force and effect immediately following the Closing, and neither the Sellers nor the Companies have received any notice that any Governmental Body intends to cancel, terminate or not renew any such Authorization.

Section 4.17         Insurance.

           Each of the Companies has insurance policies in full force and effect for such amounts as are sufficient for applicable requirements of Law and all agreements to which any such Company is a party or by which it is bound.
Schedule 4.17 sets forth the policies of insurance maintained by the Companies with respect to the Business setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type and amount of coverage and annual premium. All premiums due and owing under such policies have been paid, and no written notice of cancellation of any such policies has been received by the Sellers or the Companies. There is no material claim pending under any such policy as to which coverage has been denied or disputed.

Section 4.18         Real Property.

           (a) Schedule 4.18 describes and lists (i) the address and record owner of all real property owned by any of the Companies (the "OWNED REAL PROPERTY") or (ii) the name of the landlord of any real property leased for use by any of the Companies (the "LEASED REAL PROPERTY" and together with the Owned Real Property, the "REAL PROPERTY"). The Leased Real Property is leased pursuant to the leases described on Schedule 4.18 (the "REAL ESTATE LEASES"). Except as set forth on Schedule 4.18, the applicable Companies (i) have good, marketable and insurable fee simple title to all of the Owned Real Property and (ii) have a valid leasehold interest in, and enjoy peaceful and undisturbed possession (consistent with historical use) of, all Leased Real Property, in each case free and clear of all Security Interests. Except as set forth on Schedule 4.18, there are no leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements to which any Company is a party, granting to any Person the right to use, occupy or purchase the Owned Real Property, or the right to use or occupy any of the Real Property. Except as set forth on Schedule 4.18, the Real Property constitutes all interests in real property currently used or currently held for use in connection with the Business.

           (b) All buildings, improvements and fixtures owned, leased, or used by any of the Companies on the Real Property are in operating condition and in a state of good repair (normal wear and tear excepted) for the continued use on such Real Property in the Ordinary Course of Business, and such buildings, improvements and fixtures are, to the Sellers' Knowledge, free from material structural defects.

           (c) The Real Property and the improvements are sufficiently supplied in all material respects with utilities and other services as necessary for the operation of such Real Property and improvements as currently operated.

           (d) There are no pending or, to the Sellers' Knowledge, threatened condemnation or eminent domain proceedings with respect to any of the Real Property.

           (e) None of the Sellers has received any notice which remains uncured that the Real Property violates any Law, zoning or restriction of a Governmental Body applicable to the Real Property.

           (f) With respect to each parcel of Owned Real Property, (i) there are no leases, subleases, licenses, concessions or other agreements, written or oral, granted by the Companies to any party or parties (other than any of the Companies) which grant to any such party or parties the right of use or occupancy of any portion of the Owned Real Property, (ii) there are no outstanding options or rights of first refusal to purchase any such parcel of Owned Real Property, or any portion thereof or interest therein granted by the Companies, and (iii) the Companies have made available to Purchaser copies of each deed for such Owned Real Property and all title insurance policies and surveys relating thereto.

Section 4.19         Environmental Matters.

           Except as disclosed in Schedule 4.19:

           (a) Each of the Companies is and has been in compliance in all material respects with all Environmental Laws, which compliance includes obtaining, maintaining and materially complying with all permits, licenses, approvals or similar Authorizations required under or pursuant to Environmental Laws. There is no pending, or to the Sellers' Knowledge threatened, civil or criminal litigation, written notice of violation, administrative proceeding, or investigation, inquiry or information request by any Person, relating to any Environmental Law involving the Companies. None of the Companies is a party to or bound by any Order, administrative order, consent order or other agreement entered into with any Person in connection with any Environmental Matters.

           (b) No real property currently owned or, to the Knowledge of the Sellers, currently or previously leased or previously owned or operated by any of the Companies, or by the Sellers with respect to the Companies, is listed, and none of the Companies has received notice that any such real property is proposed for listing, on the National Priorities List under CERCLA or any analogous state list and, to the Knowledge of the Sellers, no conditions exist at any property currently or formerly owned, operated or leased by any of the Companies that would reasonably be expected to result in any Company incurring material liabilities under Environmental Laws.

           (c) Neither the Companies nor any of the Sellers with respect to the Companies, has received a written information request or notice of potential responsible party status regarding any location that is listed or to the Knowledge of Sellers proposed for listing on the National Priorities List under CERCLA or any analogous state list.

           (d) The Sellers have provided the Purchaser with copies of all material environmental, health or safety reports, audits, assessments, inspections or similar documentation relating to the Companies or any liabilities of the Companies under Environmental Laws.

Section 4.20         Brokers' Fees.

           Except as set forth on Schedule 4.20, neither the Sellers nor the Companies have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Purchaser could become liable or obligated following the Closing.

Section 4.21         Intellectual Property.

           (a) Schedule 4.21(a) lists each patent, trademark, service mark, trade dress, Internet domain name, logo, trade name and corporate name, copyright and any registration or application for registration with respect to any of the foregoing, of any of the Companies.

           (b) Except as set forth on Schedule 4.21(b), each of the Companies owns or has the right to use all Intellectual Property necessary to operate the Business as presently conducted. Each Company, as appropriate, has taken all reasonable measures to protect the proprietary nature of each item of Intellectual Property owned by it, and to maintain in confidence all trade secrets and confidential information that it owns or uses. No other person or entity has any rights to any of the Intellectual Property owned by the Companies (except pursuant to agreements or licenses specified in Schedule 4.21(d)), and, to the Knowledge of the Sellers, no other person or entity is infringing, violating or misappropriating any of the Companies' Intellectual Property.

           (c) To the Sellers' Knowledge, none of the Internal Systems, or the use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity.

           (d) Schedule 4.21(d) identifies (i) each license or other agreement pursuant to which any of the Companies has licensed, distributed or otherwise granted any rights to any third party with respect to, any Intellectual Property owned by the Companies, and (ii) each item of the Companies' Intellectual Property that is owned by a party other than the Companies, and the license or agreement pursuant to which such Company uses it (excluding off-the-shelf software programs licensed by the Company pursuant to "shrink wrap" licenses).

Section 4.22         Accounts Receivable.

           All accounts receivable of the Companies reflected on their balance sheets included in the Financial Statements (other than those paid since the date of such Financial Statements) are valid receivables and are current and collectible at rates consistent with historical collections and subject to the reserve for bad debts reflected on the Financial Statements. None of the Companies has received any written notice from an account debtor stating that any account receivable is subject to any contest, claim or setoff by such account debtor.

Section 4.23         Powers of Attorney.

           There are no outstanding powers of attorney executed on behalf of any of the Companies. There are no outstanding powers of attorney executed on behalf of any Seller with respect to such Seller's Shares.

Section 4.24         Warranties.

           No product or service manufactured, sold, leased, licensed or delivered by the Companies is subject to any guaranty, warranty, or other indemnity other than the applicable standard terms and conditions of the appropriate Companies which are set forth in Schedule 4.24.

Section 4.25         Bank Accounts.

           Schedule 4.25 contains a list of all bank accounts and safe deposit boxes of the Companies and the names of persons having signature authority with respect thereto or access thereto.

Section 4.26         Absence of Undisclosed Liabilities.

           Except as set forth on Schedule 4.26, none of the Companies has any liabilities, obligations or indebtedness of any kind other than (a) liabilities, obligations or indebtedness fully reflected in, reserved against or otherwise described in the Latest Balance Sheet or the notes thereto, (b) liabilities, obligations or indebtedness which have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business either under purchase orders which are consistent with past practice or which are immaterial to the Companies, taken as a whole, (c) liabilities, obligations or indebtedness clearly and specifically reflected on the March 25, 2005 portion of the Financial Statements or (d) as reflected in the other Schedules to this Agreement.

Section 4.27         Disclaimer Regarding Estimates and Projections.

           In connection with the Purchaser's investigation of the Companies, the Purchaser has received from or on behalf of the Sellers and the Companies certain estimates, forecasts, plans and financial projections, which were prepared by the Sellers in good faith using the best information available to management of the Companies. The Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, forecasts, plans and projections, that the Purchaser is familiar with such uncertainties, that the Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, forecasts, plans and projections so furnished to it, and no Seller makes any representation or warranty with respect thereto other than Sellers' good faith in preparing such estimates, forecasts, plans and financial projections using the information available to management of the Companies at the time of preparation thereof.

                                    ARTICLE V
                        REPRESENTATIONS OF THE PURCHASER

           As an inducement to the Sellers to enter into and perform its obligations under this Agreement, and in consideration of the covenants of the Sellers contained herein, the Purchaser represents and warrants to the Sellers that the statements contained in this Article V are true and correct as of the date hereof and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).

Section 5.1          Organization.

           The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of New York. The Purchaser is duly authorized to conduct business and is in good standing under the Laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not materially adversely affect the ability of the Purchaser to consummate the transactions contemplated by this Agreement. The Purchaser has full legal power and authority to carry on the businesses in which it engages or proposes by virtue of the transactions contemplated by this Agreement to engage and to own and use the properties owned and used or so proposed to be owned and used by it.

Section 5.2          Authority; Enforceability.

           The Purchaser has the full legal power and authority to execute and deliver this Agreement and the other documents, instruments and agreements entered into by it in connection with this Agreement and to perform its obligations hereunder and thereunder. The execution and delivery by the Purchaser of this Agreement and each other document, instrument and agreement executed and delivered by the Purchaser in connection herewith and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes, and each other document, instrument and agreement to be executed and delivered by the Purchaser in connection herewith, upon its execution and delivery by the Purchaser, will constitute, a valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity).

Section 5.3          Noncontravention.

           Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) result in any violation of or default (with or without notice or lapse of time, or both) under
(i) any statute, regulation, rule, injunction, judgment, Order, Authorization or other restriction of any Governmental Body applicable to Purchaser or by which any of the properties or assets of Purchaser are bound or (ii) the certificate of incorporation and bylaws or comparable organizational documents of Purchaser, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, require any consent under, create in any party the right to accelerate, terminate, modify, or cancel any agreement, contract, lease, license, instrument, Authorization or other arrangement to which Purchaser is a party or by which it is bound or to which any of its assets is subject, except where such violation, conflict, breach, default, acceleration, termination, modification or cancellation would not reasonably be expected to materially adversely affect the ability of Purchaser to consummate the transactions contemplated hereby. Except as contemplated by Section 6.1(a) or as set forth on
Schedule 5.3, the Purchaser does not need to give any notice to, make any filing with, or obtain any Authorization of any Government Body in connection with the execution, delivery and performance by the Purchaser of this Agreement or in order for the Purchaser to consummate the transactions contemplated by this Agreement, except pursuant to the HSR Act or where the failure to give notice, to file, or to obtain any Authorization would not materially adversely affect the ability of the Purchaser to consummate the transactions contemplated by this Agreement.

Section 5.4          Brokers' Fees.

           The Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any of the Sellers or the Companies could become liable or obligated.

Section 5.5          Financing.

           The Purchaser has sufficient funds to permit it to pay the Purchase Price at the Closing and to consummate the transactions contemplated by this Agreement.

Section 5.6          Investment Purpose.

           The Purchaser confirms that it is acquiring the Shares for investment for its own account and not with a view to the sale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act of 1933, as amended, or any state securities laws. Purchaser further acknowledges that the Shares have not been registered for sale or resale pursuant to the Securities Act of 1933, as amended, or the "blue sky" Laws of any state.

Section 5.7          Independent Investigation.

           The Purchaser acknowledges that it has conducted an independent investigation of the financial condition, assets, liabilities, properties and projected operations of the Companies.

                                    ARTICLE VI
                    COVENANTS OF THE PARTIES PRIOR TO CLOSING

Section 6.1          Consents and Filings.

           (a) The Sellers and the Purchaser covenant and agree with each other to:

                      (i) (A) make, or cause to be made, the filings required of such Party under the HSR Act with respect to the transactions contemplated by this Agreement within ten (10) Business Days of the date of this Agreement, provided that the Purchaser, on the one hand, and the Sellers, on the other hand, shall each pay half of any filing or application fee required under the HSR Act, (B) comply at the earliest practicable date with any formal or informal request for information, documents or other materials received by such party or its Affiliates from the United States Federal Trade Commission (the "FTC") or the Antitrust Division of the United States Department of Justice (the "DOJ") with respect to such filings or the antitrust aspects of such transactions, (C) cooperate with one another in connection with any such filings and in connection with resolving any investigation or other inquiry of the FTC or DOJ with respect to any such filings or any such transactions and (D) use all commercially reasonable efforts to take such actions as may be required to cause the expiration of the applicable waiting periods under the HSR Act; and

                      (ii) promptly file, or cause to be promptly filed, with any United States agency or any state or local Governmental Body or agency not described in clause (i) above, all other notices, applications or other documents as may be necessary to consummate the transactions contemplated hereby, and to thereafter diligently pursue all consents or approvals from any such Governmental Body as may be necessary to consummate the transactions contemplated hereby.

           (b) The Sellers shall use commercially reasonable efforts to obtain all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required to be obtained pursuant to this Agreement. Each of the Parties shall use its commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

Section 6.2          Operation of Business.

           The Sellers will cause the Companies to conduct the Business in the Ordinary Course of Business and in compliance in all material respects with all applicable Laws and regulations and, to the extent consistent therewith, use their commercially reasonable efforts to preserve intact the current business organization and preserve existing relationships with customers, suppliers, employees and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect.. In addition, the Sellers will cause the Companies to (a) maintain their assets in operating condition and repair comparable to that in effect on the date hereof (normal wear and tear excepted), (b) maintain insurance comparable to that in effect on the date hereof, (c) maintain inventory at customary and adequate operating levels consistent with past practice, (d) continue to collect accounts receivable and pay accounts payable utilizing normal procedures in the Ordinary Course of Business and without discounting or accelerating payment of such accounts (other than as has been customary in the Ordinary Course of Business),
(e) comply in all material respects with all contractual and other obligations applicable to the operation of the Companies, and (f) maintain their books, accounts and records in accordance with past custom and practice as used in the preparation of the Latest Balance Sheet and the Financial Statements described in Section 4.7 hereof. Without limiting the generality of the foregoing, prior to the Closing, the Sellers shall cause the Companies and Administrators, Inc. not to, without the prior written consent of the Purchaser:

                      (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, other than for tax distributions in accordance with the Companies' past practices or for other distributions with respect to its capital stock of cash on hand at the Closing following the repayment of all Debt in accordance with
           Section 6.6 hereof;

                      (ii) transfer, issue, sell or dispose of any shares of capital stock or other securities of any of the Companies or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of any of the Companies;

                      (iii) effect any recapitalization, reclassification, stock split or like change in the capitalization of any of the Companies;

                      (iv) amend the certificate of incorporation or by-laws of any of the Companies;

                      (v) (A) materially increase the annual level of compensation of any employee of any of the Companies, (B) except as previously disclosed to the Purchaser prior to the date hereof, increase the annual level of compensation payable or to become payable by any of the Companies to any of their respective executive officers, (C) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any employee, director or consultant (provided that the Companies shall be permitted to pay any amount previously granted in accordance with the terms of the grant),
           (D) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, officers, employees, agents or representatives of any of the Companies or otherwise modify or amend or terminate any such plan or (E) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which any of the Companies is a party or involving a director, officer or employee of any of the Companies in his or her capacity as a director, officer or employee of any of the Companies;

                      (vi) incur or assume any indebtedness other than in the Ordinary Course of Business;

                      (vii) acquire any material properties or assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the material properties or assets (except for sales in the Ordinary Course of Business) of any of the Companies;

                      (viii) enter into or agree to enter into any merger or consolidation with, any corporation or other entity, and not engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities of any other Person;

                      (ix) cancel or compromise any debt or claim or waive or release any material right of any of the Companies except in the Ordinary Course of Business;

                      (x) enter into any commitment for capital expenditures of any of the Companies in excess of $100,000 for any individual commitment and $300,000 for all commitments in the aggregate;

                      (xi) enter into, modify or terminate any labor or collective bargaining agreement of any of the Companies or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization with respect to any of the Companies;

                      (xii) introduce any material change with respect to the operation of any of the Companies or, other than in the Ordinary Course of Business, make any change in product specifications or prices or terms of distributions of the products of the Companies;

                      (xiii) make a change in its accounting or Tax reporting methods;

                      (xiv) make or rescind any election relating to Taxes, or settle or compromise any claim or proceeding relating to Taxes;

                      (xv) enter into any contract, arrangement, understanding or commitment that restrains, restricts, limits or impedes the ability of any of the Companies to compete with or conduct any business or line of business in any geographic area; or

                      (xvi) agree to do anything prohibited by this Section 6.2 or anything which would make (A) any of the representations and warranties of the Sellers set forth in this Agreement untrue or incorrect in any material respect (B) any of the conditions set forth in Article VIII incapable of being satisfied.

Section 6.3          Access.

           (a) The Sellers will cause the Companies to permit representatives of the Purchaser to have access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Companies, to the premises, properties, personnel, books, records, contracts, and documents of or pertaining to the Companies and to make extracts and copies of such books and records. The Purchaser shall not have direct access to the principal suppliers and customers of the Business without the express prior written consent of the Seller Representative or the President of ITC. In order that the Purchaser may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request of the affairs of the Companies, the Sellers shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of the Companies to cooperate fully (subject to the first sentence of this Section 6.3) in connection with such review and examination by the Purchaser. The Purchaser will treat and hold as confidential material any nonpublic information it receives from the Sellers or the Companies in the course of the reviews contemplated by this Section 6.3, will not use any of such confidential material except as permitted under this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to the Seller Representative all tangible embodiments (and all copies), and will delete or otherwise destroy all electronic copies, of such confidential material which are in its possession. The Purchaser acknowledges that the terms of this Section 6.3 are in addition to, and not in lieu of, the terms of that certain Confidentiality Agreement between Purchaser and Banc of America Securities (on behalf of the Companies) dated as of January 27, 2005 (the "CONFIDENTIALITY AGREEMENT").

Section 6.4          Notice of Developments.

           (a) From the date of this Agreement until the Closing, the Sellers shall promptly deliver to the Purchaser supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation, warranty or statement in this Agreement or the schedules hereto inaccurate or incomplete at any time after the date of this Agreement until the Closing. If the parties are unable to mutually agree on appropriate treatment of such supplemental information, then upon the disclosure to Purchaser of any such supplemental information which constitutes a material breach of any representation, warranty or statement in this Agreement or the schedules hereto, Purchaser shall be entitled to elect either not to close the transaction or to proceed with a closing in which case such supplemental information shall constitute an amendment of the applicable representation, warranty or statement in this Agreement or the schedules hereto. Any supplemental information disclosed prior to Closing which is not a material breach of a representation, warranty or statement in this Agreement, shall constitute an amendment of the applicable representation, warranty or statement in this Agreement or the schedules hereto; provided, however, that any Adverse Consequences arising from such disclosure may be included for purposes of the threshold amount in Section 10.2.

           (b) From the date of this Agreement until the Closing, Purchaser shall promptly deliver to the Sellers supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation or warranty in this Agreement inaccurate or incomplete at any time after the date of this Agreement until the Closing. If the parties are unable to mutually agree on appropriate treatment of such supplemental information, then upon the disclosure to Sellers of any such supplemental information which constitutes a material breach of any representation, warranty or statement in this Agreement or the schedules hereto, Sellers shall be entitled to elect either not to close the transaction or to proceed with a closing in which case such supplemental information shall constitute an amendment of the applicable representation, warranty or statement in this Agreement or the schedules hereto; provided, however, that any Adverse Consequences arising from such disclosure may be included for purposes of the threshold amount in Section 10.3.

Section 6.5          Title Insurance.

           As soon as practicable following the execution of this Agreement, the Sellers shall obtain commitments (the "TITLE COMMITMENTS") for A.L.T.A. title insurance policies to insure fee simple marketable title to the Purchaser of the Owned Real Property prepared by one or more national title insurance companies acceptable to Purchaser (the "TITLE COMPANIES") together with true, legible copies of all instruments referred to therein. The cost of obtaining the Title Commitments and copies of all instruments referred to therein shall be borne equally by the Sellers, on the one hand, and the Purchaser on the other hand.

Section 6.6          Prepayment of Indebtedness; Release of Security Interests.

           At or prior to the Closing, the Sellers will cause each of the Companies to prepay and extinguish all Debt outstanding immediately prior to the Closing. The Sellers shall use their respective commercially reasonable efforts to cause (a) all Security Interests on the assets and properties of any of the Companies in favor of any Debt Holder to be released and (b) each of the Companies to be released from any and all guarantees under the Debt, in each case, as of the Closing Date, and in connection therewith to obtain all necessary documents required to be delivered to Purchaser pursuant to Section 3.2(j). The Sellers shall file, or cause to be filed, termination statements and obtain, or cause to be obtained, any other releases, consents, waivers or similar documents necessary to effect the release of Security Interests or guarantees contemplated by this Section 6.6.

Section 6.7          Prior Agreements Regarding Shares.

           Each Seller hereby agrees to execute and deliver any documents or instruments requested by the Seller Representative or the Purchaser necessary or appropriate to effectuate the terminations, consents and waivers referred to in the last sentence of Section 4.4(b) hereof.

                                   ARTICLE VII
               CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS

           The obligation of the Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions. The Seller Representative, on behalf of the Sellers, shall have the right to waive any condition not so satisfied.

Section 7.1          Representations and Warranties; Performance of Obligations.

           Any representations and warranties of Purchaser set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing as though such representations and warranties had been made on and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct as of such date). All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Purchaser on or before the Closing shall have been duly complied with or performed in all material respects.

Section 7.2          No Litigation.

           There shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining, seeking to recover substantial damages upon or otherwise prohibiting the consummation of the transactions contemplated hereby.

Section 7.3          Authorizations.

           All Authorizations of and filings with any Governmental Body relating to the consummation of the transaction contemplated herein shall have been obtained and made.

Section 7.4          HSR Act.

           The applicable waiting period under the HSR Act shall have expired or been terminated.

Section 7.5          Additional Items.

           The Purchaser shall have delivered to the Sellers the documents, certificates and items required to be delivered by the Purchaser pursuant to
Section 3.3.

                                   ARTICLE VIII
              CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PURCHASER

           The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions. The Purchaser shall have the right to waive any condition not so satisfied.

Section 8.1          Representations and Warranties; Performance of Obligations.

           Any representations and warranties of the Sellers set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Sellers set forth in this Agreement shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing as though such representations and warranties had been made on and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct as of such date). All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Sellers on or before the Closing shall have been duly complied with or performed in all material respects.

Section 8.2          No Litigation.

           No Proceeding shall have been instituted or threatened by any Governmental Body which seeks to restrain or prohibit the transactions contemplated by this Agreement, which seeks to cause the transactions contemplated by this Agreement to be rescinded following consummation, which would affect adversely the right of the Purchaser to own, operate or control the Business, or which seeks to recover substantial damages relating to the transactions contemplated by this Agreement, and there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

Section 8.3          Authorizations.

           All necessary Authorizations of and filings with any Governmental Body relating to the consummation of the transaction contemplated herein shall have been obtained and made. All Authorizations, including qualifications to conduct business, set forth in Schedule 4.3 shall have been obtained. The Sellers shall have obtained, at their expense, all of the waivers, permits, consents, approvals or other Authorizations, and effected all of the registrations, filings and notices referred to in Schedule 4.3 which are required on the part of the Sellers or the Companies.

Section 8.4          HSR Act.

           The applicable waiting period under the HSR Act shall have expired or been terminated.

Section 8.5          No Material Adverse Effect.

           No Material Adverse Effect shall have occurred.

Section 8.6          Title Insurance Policies.

           The Purchaser shall have procured an Owner's ALTA form of Fee Policy of Title Insurance (with riders and endorsements thereto) issued by the Title Company in a form approved by the Purchaser in its reasonable discretion in an amount equal to the fair market value of each parcel of the Owned Real Property (the "TITLE POLICIES") insuring good, marketable and insurable fee simple title in the Purchaser to each parcel of Owned Real Property free and clear of all Security Interests. The cost of all premiums and similar fees and charges required in connection with the issuance of the Title Policies shall be borne equally by the Sellers, on the one hand, and Purchaser on the other hand.

Section 8.7          No Claim Regarding Stock Ownership or Sale Proceeds.

           There must not have been made by any Person any claim asserting that such Person (other than a Seller with respect to such Seller's Shares) (a) is the holder or beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any Shares or any stock of, or any other voting, equity, or ownership interest in, any of the Companies, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares.

Section 8.8          Additional Items.

           The Sellers shall have delivered to the Purchaser the documents, certificates and items required to be delivered by the Sellers pursuant to
Section 3.2.

                                    ARTICLE IX
              CONTINUING COVENANTS OF THE PURCHASER AND THE SELLERS

Section 9.1          Tax Matters.

           (a) The Sellers shall cause the Companies and Administrators, Inc. to timely file all Tax Returns due on or before the Closing Date. The Sellers shall file, or cause to be filed, all Tax Returns which relate exclusively to taxable periods that end on or before the Closing Date, whether or not such Tax Returns are due before or after the Closing Date. It is acknowledged that any applicable S-Corporation status of the Companies shall be deemed terminated as of the day prior to the Closing Date. The Sellers and Purchaser shall, unless prohibited by applicable law, cause each Company and Administrators, Inc. to close their taxable year as of the end of the day prior to the Closing Date. The Purchaser shall file, or cause to be filed all other Tax Returns for the Companies. The Sellers shall make or cause to be made all payments required with respect to any Tax Returns they are required to file pursuant to this Section 9.1(a). The Purchaser shall make all payments required with respect to any Tax Returns it is required to file pursuant to this Section 9.1(a), except to the extent reflected as a liability on the Net Working Capital Balance Sheet.

           (b) In the event that the Sellers and the Purchaser are unable to close the taxable year of any Company or of Administrators, Inc. as of the end of the day prior to the Closing Date, and any Taxes for a taxable period beginning on or before and ending after the day prior to the Closing Date shall be paid with the appropriate Tax Return pursuant to Section 9.1(a) hereof by the Purchaser, a portion of any such Taxes shall be allocated to, and paid by, the Sellers to the Purchaser, to the extent attributable to the portion of such period ending on the day prior to the Closing Date, which portion shall equal
(i) in the case of Taxes that (x) are based upon or related to income or receipts or (y) imposed in connection with any sale or other transfer or assignment of property, the amount which would be payable if the taxable year ended on the day prior to the Closing Date, and (ii) in the case of other Taxes imposed on a periodic basis (including property Taxes), the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the day prior to the Closing Date and the denominator of which is the number of calendar days in the entire period; provided that exemptions, allowances or deductions that are calculated on an annual basis and cannot otherwise be properly matched against specific income or gains (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the day prior to the Closing Date and the period beginning on the Closing Date in proportion to the number of days in each such period. Unless such amounts are reflected as a liability on the Net Working Capital Balance Sheet, the Seller Representative shall pay to Purchaser amounts allocable to the Sellers pursuant to this Section 9.1(b) no later than five (5) Business Days prior to the date on which the Tax Return to which such allocated amount relates is due.

           (c) The Purchaser, the Companies and the Sellers shall provide each other with such assistance as may reasonably be requested by the others in connection with the preparation of any Tax Return or report of Taxes, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liabilities for Taxes. Such assistance shall include making employees available on a mutually convenient basis to provide additional information or explanation of material provided hereunder and shall include providing copies of relevant Tax Returns and supporting material. The party requesting assistance hereunder shall reimburse the assisting party for reasonable out-of-pocket expenses incurred in providing assistance, and shall pay for the reasonable costs of obtaining the services of any non-continuing employee in connection with such assistance following the Closing.

           (d) All refunds, plus interest thereon, for Taxes for taxable periods ending (or deemed pursuant to Section 9.1(b) to end) on or before the day prior to the Closing Date, shall be property of the Sellers to the extent not included in the Net Working Capital Calculation, and such refunds, plus any interest earned in connection with such refunds, shall be paid to the Seller Representative (on behalf of the Sellers) by the applicable Company promptly upon receipt. All refunds, plus interest thereon, for Taxes for taxable periods beginning (or deemed pursuant to Section 9.1(b) to begin) on the Closing Date or included in the Net Working Capital Calculation, shall be property of the Purchaser and such refunds, plus any interest earned in connection with the refund, shall be paid to the Purchaser by the Seller Representative (on behalf of the Sellers) promptly upon receipt.

           (e) (i) Upon the request of the Purchaser, the Sellers shall join with the Purchaser in making elections under Section 338(h)(10) of the Code and the Treasury regulations and any corresponding or similar elections under state or local tax law (collectively, the "SECTION 338(H)(10) ELECTIONS") with respect to each of the Companies other than ITC and ITC Mountain. Any such request shall be made by the Purchaser in writing no later than ninety (90) days after the Closing Date. For the purpose of making the Section 338(h)(10) Elections for federal income tax purposes, on or prior to the Closing Date, each Seller shall deliver to the Purchaser an executed original IRS Form 8023 (or successor form) for each such Company. At any time prior to the actual filing of the Section 338(h)(10) Elections, the Purchaser may choose not to make such elections, in which case no Section 338(h)(10) Elections will be made. If no Section 338(h)(10) Election is to be made, the Form 8023 will be returned to the Seller Representative within 120 days of the Closing Date. If a Section 338(h)(10) Election is to be made, the Purchaser will file the Form 8023 with the IRS prior to the due date of such form, and the Purchaser will provide the Seller Representative a copy of such filing.

                      (ii) The Purchaser shall be responsible for the preparation and filing of all forms and documents required to effectuate the Section 338(h)(10) Elections and the Sellers shall cooperate with the Purchaser in connection therewith. In addition to the Form 8023, each Seller shall execute (or cause to be executed) and deliver to the Purchaser such additional documents or forms as are reasonably requested to complete properly the Section 338(h)(10) Elections, which delivery shall be timely, in any event no later than ten (10) days after the Purchaser provides such additional documents or forms to the Seller Representative. The Purchaser and each Seller shall file all Tax Returns in a manner consistent with the Section 338(h)(10) Elections and shall take no position contrary thereto unless required to do so by applicable tax laws.

                      (iii) Within sixty (60) days of notifying the Seller Representative of its intent to make any Section 338(h)(10) Election, the Purchaser shall provide the Seller Representative a statement (the "ALLOCATION STATEMENT") allocating the portion of the Purchase Price allocable to each such Company (which shall be consistent with and based on the final Relative Values, as reflected in Exhibit D) and any other items that are treated as additional Purchase Price for tax purposes among the different items of assets of each such Company. The Purchaser and each Seller shall allocate the Purchase Price in accordance with the Allocation Statement and all Tax Returns and reports filed by the Purchaser and each Seller shall be prepared consistently with such allocation.

                      (iv) The Purchaser shall pay to each Seller, in cash, the amount of additional consideration necessary to cause such Seller's after-Tax net proceeds from the sale of the Shares with the Section 338(h)(10) Election to be equal to the after-Tax net proceeds that such Seller would have received had the Section 338(h)(10) Election not been made, taking into account all appropriate federal, state and local Tax implications, and taking into account any incremental accountant or other fees and expenses, including without limitation the fees and expenses of the Seller Tax Representatives (as defined below), incurred as a result of the Section 338(h)(10) Election (the "Tax Adjustment"). The Sellers or the Seller Representative shall designate one or more accounting firms or other independent third


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
           parties (the "Seller Tax Representatives") that shall provide the Purchaser with a schedule tentatively computing the amount of the Tax Adjustment for each Seller after the Purchaser delivers the Allocation Statement (the "Initial Tax Adjustment"). In making such calculations, the highest individual federal, state and local Tax rates to which the Sellers are subject shall be used and all other items of income, deduction, gain, loss or credits of the Sellers shall be taken into account. The amount of the Initial Tax Adjustment shall be promptly paid to the appropriate Seller after the Parties agree on the calculation of the Initial Tax Adjustment. Promptly following the preparation of the final 2005 tax returns of each Seller reflecting the Section 338(h)(10) elections, the Seller Tax Representatives shall provide the Purchaser with a final schedule reflecting the final Tax Adjustment (the "Final Tax Adjustment").. To the extent of any discrepancy between the Final Tax Adjustment and the Initial Tax Adjustment, payment shall be made to the appropriate Party promptly after the Parties agree on the calculation of the Final Tax Adjustment. The determination and resolution of the Initial Tax Adjustment and the Final Tax Adjustment shall be made by the Purchaser and the Seller Tax Representatives. In the event that there is a dispute between one or more of the Seller Tax Representatives and the Purchaser regarding the proper amount of a Tax Adjustment, the dispute shall be resolved by the Independent Auditors using principles similar to those provided for in Section 2.3(d).

           (f) Any claim by any Party relating to a breach by another Party of its obligations under this Section 9.1 shall be pursued in accordance with the procedures for indemnification claims, and shall otherwise be subject to the terms and conditions, set forth in Article X; provided, however, that any Third Party Claim for Taxes that relates to a taxable period that begins on or before the day prior to the Closing Date and ends after the day prior to the Closing Date shall be controlled by both the Purchaser and the Seller Representative. Notwithstanding the foregoing or any other term or condition of Article X, (i) claims for a breach of an obligation under this Section 9.1 may be made by a Party at any time prior to the expiration of the statute of limitations applicable to the Tax matter to which the claim relates and (ii) to the extent there is any inconsistency between the terms of Article X and this Section 9.1 with respect to the allocation of responsibility between the Seller and the Purchaser for Taxes relating to the Companies or Administrators, Inc., the provisions of this Section 9.1 shall govern. For the avoidance of doubt and notwithstanding anything contained herein to the contrary, any claim for indemnity under Article X in respect of an obligation under Section 9.1(e)(iv) shall not be subject to and shall be paid without regard to the $500,000 "floor" and the 25% of Purchase Price "cap" provided in Section 10.2(a)(i) and (ii) and in Section 10.3(a)(x) and (y).

Section 9.2          Proprietary Information.

           From and after the Closing, the Sellers shall not disclose or make use of (except to pursue their rights under this Agreement), and the Sellers shall cause their Affiliates not to disclose or make use of, any knowledge, information or documents of a confidential nature or not generally known to the public with respect to the Companies, the Business or the Purchaser or its business (including the financial information, technical information or data relating to the services and names of customers of the Companies, as well as filings and testimony (if any) presented in the course of any indemnification


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
claim under this Agreement, except to the extent that such knowledge, information or documents shall have become public knowledge other than through improper disclosure by the Sellers or any Affiliate of the Sellers.

Section 9.3          Sharing of Information.

           The Purchaser will, and will cause the Companies to, cooperate with the Sellers and their Affiliates and provide to the Sellers and their Affiliates, at the Sellers' expense, reasonable access and all information relating to the Companies which may be required for the purpose of preparing financial statements for periods that include a period prior to the Closing Date. The Purchaser shall maintain all books and records related to operation of the Business prior to the Closing, whether in paper, digital or other format, for a period of the greater of (i) three (3) years after the Closing Date or
(ii) such greater period as may be required by applicable Law. Upon request by the Seller Representative, the Purchaser shall make such books and records available to the Seller Representative for review and copying; provided, that the Seller Representative shall reimburse the Purchaser for its reasonable out-of-pocket expenses incurred in connection therewith.

Section 9.4          Cooperation in Litigation.

           In connection with any legal action, claim, arbitration, audit, hearing, investigation, dispute, inquiry, litigation, suit (whether civil, criminal, administrative, investigative, or informal), formal review or other proceeding (any of the foregoing, a "PROCEEDING") relating to the Business or any of the Companies involving third parties including, without limitation, any Third Party Claims subject to Section 10.4, and any Proceeding relating to or arising out of the conduct of the Business or any of the Companies prior to the Closing (other than litigation among the Parties and/or their Affiliates arising out the transactions contemplated by this Agreement) which could result in indemnifiable Adverse Consequences for the Sellers, upon request by the Party responsible for such matter, the other Party hereto shall make available its employees and other personnel and cooperate with other requests of the responsible Party for assistance in connection with resolution of such Proceeding (including, without limitation, depositions and preparation for any formal proceedings related to such Proceeding).

                                    ARTICLE X
                                 INDEMNIFICATION

Section 10.1         Survival of Representations and Warranties.

           All of the representations and warranties contained in this Agreement shall survive the Closing and continue in full force and effect until December 31, 2006, provided that (a) the representations of the Sellers in Sections 4.2 and 4.4 shall survive the Closing without limitation and (b) the representations of the Sellers in Sections 4.10 and 4.14(b) shall survive the Closing until the expiration of all applicable statutory periods of limitation applicable to the matters referred to therein. If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice or an Expected Claim Notice based upon a breach of such representation or


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
warranty, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal Proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party.

Section 10.2         Indemnification Provisions for the Benefit of the
                     Purchaser.

           (a) In the (a) event of a breach of any representation, warranty, covenant, obligation or agreement of the Sellers contained in this Agreement (other than the representations and warranties set forth in Section 4.19 hereof, for which Seller's indemnification obligations are set forth in Section 10.7 hereof) or any agreement or instrument furnished by (or on behalf of) the Sellers to the Purchaser pursuant to this Agreement or (b) case of Taxes for taxable periods (or portions thereof, determined in accordance with Section 9.1(b)) ending on or before the day prior to the Closing Date (except to the extent such amount was actually taken into account, and decreased, the final calculation of Net Working Capital), the Sellers jointly and severally (except for the representations and warranties made by each Seller in Sections 4.2 and 4.4(b), which are made on a several and not a joint basis) agree to indemnify and hold harmless the Purchaser and its Affiliates from and against the entirety of any Adverse Consequences the Purchaser and its Affiliates shall incur or suffer resulting from or relating to any such breach or Taxes. Notwithstanding the foregoing, no Seller shall have any obligation to indemnify the Purchaser or any Affiliate from and against any Adverse Consequences caused by any breach of a representation or warranty (i) until the Purchaser has suffered Adverse Consequences by reason of all such breaches in excess of an aggregate threshold amount equal to $500,000, at which point the Sellers will be liable for the aggregate amount of all Adverse Consequences suffered under this Section 10.2 or
(ii) for any amount by which the aggregate Adverse Consequences the Purchaser has suffered by reason of all such breaches of representations and warranties exceeds 25% of the Purchase Price (the "CAP"); provided, that the limitations set forth in clauses (i) and (ii) shall not apply to a claim relating to (and the Sellers shall be obligated to indemnify the Purchaser or any Affiliate from and against all Adverse Consequences resulting from or relating to) a breach of
(A) the representations and warranties set forth in Sections 4.2, 4.4 and 4..10 or (B) any covenant, obligation or agreement of the Sellers contained in this Agreement or any agreement or instrument furnished by (or on behalf of) the Sellers to the Purchaser pursuant to this Agreement. Any claim by Purchaser for Adverse Consequences under this Section 10.2, if the Sellers have an obligation to indemnify Purchaser for such Adverse Consequences hereunder, shall first be made against the Indemnification Escrow Amount under the terms of the Escrow Agreement except to the extent that the existing Indemnification Escrow Amount is not sufficient to cover such claim.


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
Section 10.3         Indemnification Provisions for the Benefit of the Sellers.

           (a) In the event of (i) a breach of any representation, warranty, covenant, obligation or agreement of the Purchaser contained in this Agreement or any agreement or instrument furnished by the Purchaser to the Sellers pursuant to this Agreement, or (ii) any Adverse Consequences incurred by the Sellers on account of any matter, action or fact arising after the Closing (other than to the extent such Adverse Consequences relate to a breach by the Sellers of their representations under Article IV above), then the Purchaser agrees to indemnify and hold harmless the Sellers and their Affiliates from and against the entirety of any Adverse Consequences the Sellers and their Affiliates shall incur or suffer resulting from or relating to any such breach, matter, action or fact. Notwithstanding the foregoing, the Purchaser shall not have any obligation to indemnify the Sellers from and against any Adverse Consequences caused by any breach of a representation or warranty under clause
(i) above (x) until the Sellers have suffered Adverse Consequences by reason of all such breaches in excess of $500,000, at which point the Purchaser will be liable for the aggregate amount of all Adverse Consequences suffered under this
Section 10.3 or (y) for any amount by which the aggregate Adverse Consequences the Sellers have suffered by reason of all such breaches of representations and warranties exceeds the Cap.

Section 10.4         Indemnification Claims.

           (a) Subject to Section 9.1 hereof, if any third party shall commence any Proceeding for which indemnification may be sought by a Party under this
Article X (a "THIRD PARTY CLAIM"), then the Indemnified Party shall promptly (and in any event within fifteen (15) Business Days after receiving notice of the Third Party Claim) notify the Indemnifying Party thereof in writing; provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within fifteen (15) Business Days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such Third Party Claim constitute Adverse Consequences for which the Indemnified Party shall be indemnified pursuant to this Article X and (B) the ad damnum is less than or equal to the amount of Adverse Consequences for which the Indemnifying Party is liable under this Article X and (ii) the Indemnifying Party may not assume control of the defense of Third Party Claim involving criminal liability or in which equitable relief is sought against the Indemnified Party. If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Claim, the Indemnified Party shall control such defense. The Non-controlling Party may participate in such defense at its own expense. The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Claim and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the

Controlling Party with such information as it may have with respect to such Third Party Claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Claim. The reasonable fees and expenses of counsel to the Indemnified Party with respect to a Third Party Claim shall be considered Adverse Consequences for purposes of this Agreement if (i) the Indemnified Party controls the defense of such Third Party Claim pursuant to the terms of this
Section 10.4(a) or (ii) the Indemnifying Party assumes control of such defense and the Indemnified Party could not effectively be represented by the same counsel due to conflicting interests with respect to such Third Party Claim. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Claim without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed; provided that the consent of the Indemnified Party shall not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnified Party from further liability and has no other material adverse effect on the Indemnified Party. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.

           (b) In order to seek indemnification under this Article X, an Indemnified Party shall deliver a Claim Notice to the Indemnifying Party. Within thirty (30) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a Response, in which the Indemnifying Party shall:

                      (i) if the claim has been made under Sections 10.2 or 10.7, either (A) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by either (1) instructions signed by the Seller Representative to the Escrow Agent directing the Escrow Agent to release the Claimed Amount to the Purchaser or (2) to the extent that the existing Escrow Amount is not sufficient to cover the Claimed Amount, a payment by the Indemnifying Party to the Indemnified Party of the difference between the Claimed Amount and the Escrow Amount, by check or by wire transfer), (B) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case the Response shall be accompanied by either (1) instructions signed by the Seller Representative to the Escrow Agent directing the Escrow Agent to release the Agreed Amount to the Purchaser or (2) to the extent that the existing Escrow Amount is not sufficient to cover the Agreed Amount, a payment by the Indemnifying Party to the Indemnified Party of the difference between the Agreed Amount and the Escrow Amount, by check or by wire transfer and the Claimed Amount which is in excess of the Agreed Amount shall be deemed disputed) or (C) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount.

                      (ii) if the claim has been made under Section 10.3, either
           (A) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer), (B) agree that the

           Indemnified Party is entitled to receive the Agreed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer and the Claimed Amount which is in excess of the Agreed Amount shall be deemed disputed) or (C) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount.

During the thirty (30) day period following the delivery of a Response that reflects a dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the dispute. If the dispute is not resolved within such thirty (30) day period, the Indemnified Party will be free to pursue all remedies available to it under this Agreement or otherwise in law or in equity.

Section 10.5         Determination of Adverse Consequences.

           (a) The amount of Adverse Consequences recoverable by an Indemnified Party under this Article X with respect to an indemnity claim shall be reduced by (i) any proceeds received by such Indemnified Party or its Affiliates, with respect to the Adverse Consequences to which such indemnity claim relates, from an insurance carrier, (ii) the amount of any tax savings actually realized by such Indemnified Party or an Affiliate for the tax year in which such Adverse Consequences are incurred, which are attributable to the Adverse Consequences to which such indemnity claim relates, and shall be increased by any increased tax liability which may result from the receipt of the indemnity payment or any insurance proceeds relating to such Adverse Consequences, and (iii) any amounts taken into account as a downward adjustment in the Net Working Capital Calculation. All indemnification payments made to an Indemnified Party under this Article X shall be deemed adjustments to the Purchase Price.

           (b) For purposes of Article X, any Adverse Consequences suffered or incurred by any of the Companies arising from a breach of any representation, warranty, covenant, agreement or obligation by a Seller shall be deemed suffered or incurred by the Purchaser, and the Purchaser shall be entitled to seek indemnification under this Article X against the Sellers for any such Adverse Consequences without any liability of the Companies. Each Seller waives any and all rights of contribution, cost recovery or other payment from the Companies, whether arising by agreement or operation of Law, to the extent of any liability of the Companies owed to any of the Sellers under this Agreement.

Section 10.6         Exclusive Remedy.

           Except in the case of fraud, the Purchaser and the Sellers acknowledge and agree that, after the Closing, the foregoing indemnification provisions in this Article X shall be the exclusive remedy of the Purchaser and the Sellers with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform or fulfill any covenant, obligation or agreement contained in this Agreement.

Section 10.7 Special Environmental Indemnification for the Benefit of the Purchaser.

           (a) In addition to the Sellers' obligations pursuant to Section 10.2 hereof, subject to the limitations set forth in Sections 10.7(c) through (e) hereof, Sellers jointly and severally shall indemnify and hold harmless Purchaser and its Affiliates, including any of the Companies, from and against the entirety of (i) Excluded Liabilities, (ii) Environmental Matters, including, without limitation, Remedial Liabilities, arising out of or related to any condition identified on Schedule 10.7 hereto ("Environmental Conditions"), and
(iii) breaches of the representations and warranties of the Sellers set forth in
Section 4.19 hereof (and breaches of other representations and warranties of the Sellers to the extent such breaches specifically and solely relate to Environmental Matters). Any claim by Purchaser for any amounts in respect of the items set forth in clauses (i), (ii) or (iii) of this Section 10.7(a), if the Sellers have an obligation to indemnify Purchaser for such amounts hereunder, shall first be made against the Indemnification Escrow Amount under the terms of the Escrow Agreement, except to the extent that the existing Indemnification Escrow Amount is not sufficient to cover such claim.

           (b) Purchaser shall have the right to undertake any investigation it determines, in its sole discretion, is necessary into any or all Environmental Conditions, including the right to undertake soil and groundwater investigations ("Purchaser's Investigations"). If Purchaser's Investigations reveal violations of Environmental Laws or the presence of Hazardous Materials in concentrations in excess of those allowed by Environmental Laws, Purchaser shall have the right to undertake necessary Remedial Action. Purchaser shall control any Remedial Actions of Environmental Matters; provided that such Remedial Actions shall be conducted in a reasonable and cost effective manner. The cost of any such Remedial Actions shall constitute Remedial Liabilities.

           (c) The Purchaser's right to indemnification pursuant to clauses
(a)(ii) and (a)(iii) of this Section 10.7 shall survive until December 31, 2006, and the Sellers shall have no obligations for claims by the Purchaser for indemnification arising out of or related to Environmental Conditions if the Purchaser does not deliver a Claim Notice with respect to such claims on or before December 31, 2006. The Parties acknowledge and agree that all Environmental Conditions shall be deemed disclosed under and scheduled as exceptions to Section 4.19 hereof. Notwithstanding any other provisions of this Agreement to the contrary, the Purchaser's right to indemnification pursuant to clause (a)(i) of this Section 10.7, with respect to indemnification for Excluded Liabilities, shall not expire.

           (d) The Sellers shall have no obligation under clauses (a)(ii) or
(a)(iii) of this Section 10.7 to indemnify the Purchaser until the aggregate of all (i) Remedial Liabilities associated with the Environmental Conditions and
(ii) Adverse Consequences resulting from breaches of the representations and warranties of the Sellers set forth in Section 4.19 hereof, exceed One Million Dollars ($1,000,000) (the "Environmental Deductible"). The Environmental Deductible shall not apply to any claim by Purchaser for indemnification for Excluded Liabilities under clause (a)(i) of this Section 10.7. For the elimination of doubt, the Deductible in Section 10.2 hereof shall not apply to indemnification pursuant to this Section 10.7.

           (e) Claims for indemnification pursuant to this Section 10.7 shall not be subject to the Cap in Section 10.2 hereof; provided that Sellers shall have no liability pursuant to clause (a)(ii) of this Section 10.7 for any Remedial Liabilities associated with Environmental Conditions or pursuant to clause (a)(iii) of this Section 10.7, in the aggregate, in excess of Four Million Dollars ($4,000,000) over and above the Environmental Deductible paid by the Purchaser (the "Environmental Cap"). Claims for indemnification pursuant to clauses (a)(ii) or (a)(iii) of this Section 10.7 shall apply towards the Cap set forth in Section 10.2. Claims made with respect to Excluded Liabilities shall not be subject to, and shall not apply towards, the Cap or the Environmental Cap.

           (f) For purposes of this Agreement, the following terms have the following definitions: (i) "Excluded Liabilities" means Remedial Liabilities arising from or associated with any real property formerly owned, leased, operated or occupied by any of the Companies or any of their respective predecessors and not included in the Real Property. Real property formerly owned, leased, operated or occupied includes, without limitation, real property formerly owned or operated in Montrose, Colorado; Mountain Home, Idaho; and Missoula, Montana; (ii) "Remedial Action" includes any and all actions to respond to a Release or threatened Release of Hazardous Materials into the environment, to prevent or minimize the Release of Hazardous Materials so that they do not migrate to cause substantial danger to present or future public health or welfare or the environment, and to remedy a violation of Environmental Laws. The term includes, but is not limited to, actions and costs listed in the definition of "Remedial Action" in CERCLA; and (iii) "Remedial Liabilities" means all Adverse Consequences arising from Remedial Action, including, but not limited to, fees and expenses of experts and the costs of investigation, including, without limitation, Purchaser's Investigations, assessment, testing, remedial design, implementation of a remedy, and monitoring.

                                    ARTICLE XI
                            TERMINATION OF AGREEMENT

Section 11.1         Termination of Agreement.

           The Parties may terminate this Agreement as provided below:

           (a) the Purchaser and the Seller Representative (on behalf of the Sellers) may terminate this Agreement by mutual written consent at any time prior to the Closing;

           (b) the Purchaser may terminate this Agreement by giving written notice to the Seller Representative at any time prior to the Closing (i) in the event the Sellers have breached any representation, warranty, or covenant contained in this Agreement, such breach would cause the conditions set forth in
Section 8.1 not to be satisfied, the Purchaser has notified the Seller Representative of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach was delivered by the

Purchaser to the Seller Representative or (ii) if the Closing shall not have occurred on or before June 1, 2005 by reason of the failure of any condition precedent under Article VIII hereof (unless such failure results from the Purchaser breaching any representation, warranty, or covenant contained in this Agreement); and

           (c) the Seller Representative (on behalf of the Sellers) may terminate this Agreement by giving written notice to the Purchaser at any time prior to the Closing (i) in the event the Purchaser has breached any representation, warranty, or covenant contained in this Agreement, such breach would cause the conditions set forth in Section 7.1 not to be satisfied, the Seller Representative has notified the Purchaser of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach was delivered by the Seller Representative to the Purchaser or (ii) if the Closing shall not have occurred on or before June 1, 2005 by reason of the failure of any condition precedent under Article VII hereof (unless such failure results from the Sellers breaching any representation, warranty, or covenant contained in this Agreement).

Section 11.2         Effect of Termination.

           If any Party terminates this Agreement pursuant to Section 11.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to the other Party (except for any liability of any Party whose willful breach resulted in such termination); provided, however, that the confidentiality provisions contained in Section 6.4 and the provisions of
Article XIII shall survive termination.

                                   ARTICLE XII
                                    EMPLOYEES

Section 12.1         Employment by the Purchaser.

           The Purchaser shall cause the Companies to continue the employment of all of the Company Employees (other than those employees that the Purchaser designates on Schedule 12.1 not later than ten (10) Business Days prior to Closing); it being understood that any such employment that is "at will" employment prior to Closing may continue to be so after the Closing. The initial terms of employment of such employees shall be the same, including with respect to benefits, as such employees enjoy prior to Closing. The Sellers shall be responsible for any and all (i) bonuses and profit sharing accrued by any of the Companies during the fiscal year ended March 25, 2005 under any Company Plans in accordance with their terms (and any such accruals shall be disregarded for purposes of the adjustment to the Purchase Price set forth in Section 2.3 hereof) and (ii) any other payments to Company Employees set forth on Schedule 4.14(c).

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
                                   ARTICLE XIII
                                     GENERAL

Section 13.1         The Seller Representative.

           (a) Each Seller irrevocably constitutes and appoints Larry D. Williams (the "SELLER REPRESENTATIVE") as such Seller's true and lawful attorney-in-fact and agent and authorizes him acting for such Seller and in such Seller's name, place and stead, in any and all capacities to do and perform every act and thing required or permitted to be done in connection with the transactions contemplated by this Agreement and the other Transaction Documents contemplated hereby, as fully to all intents and purposes as such Seller might or could do in person, including without limitation resolution of any adjustment or proposed adjustment to the Purchase Price pursuant to Section 2.3 and resolution of any claim made by the Purchaser under Article X. Each Seller grants unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection with the transactions contemplated by the Transaction Documents, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that the Seller Representative may lawfully do or cause to be done by virtue hereof. Each Seller acknowledges and agrees that upon execution of this Agreement, upon any delivery by the Seller Representative of any waiver, amendment, agreement, opinion, certificate or other document executed by the Seller Representative, such Seller shall be bound by such documents as fully as if such Seller had executed and delivered such documents. The Seller Representative acknowledges that he shall cause all receipts obtained and/or disbursements required to be paid on a pro rata basis (determined according to Relative Value) among the Sellers, except, as applicable, with regard to any amounts owed to the Purchaser due to the breach of a representation made under Sections 4.2 or 4.4(b) on a several basis, in which case any amounts payable shall be solely attributed to the breaching Seller.

           (b) Upon the death, disability or incapacity of the initial Seller Representative appointed pursuant to Section 13.1(a) above, each Seller acknowledges and agrees that the Seller Representative's executor, guardian or legal representative, as the case may be, shall appoint a replacement reasonably believed by such Person as capable of carrying out the duties and performing the obligations of the Seller Representative hereunder within thirty (30) days of such death, disability or incapacity. Each Seller agrees to pay, in proportion to such Seller's Relative Value, such Seller's share of any and all costs incurred or payable by Seller Representative in its capacity as such under this Agreement or any of the Transaction Agreements, including with regard to any costs covered under Section 13.12.

           (c) Each Seller agrees that Purchaser shall be entitled to rely on any action taken by the Seller Representative on behalf of the Sellers pursuant to Section 13.1(a) above (each, an "AUTHORIZED ACTION"), and that each Authorized Action shall be binding on each Seller as fully as if such Seller had taken such Authorized Action. The Sellers agree to pay, and to indemnify and hold harmless Purchaser, its Affiliates (including the Companies after the Closing), and their respective officers, directors and representatives from and against any Adverse Consequences which they may suffer, sustain, or become


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
subject to, as the result of any claim by any Seller that an Authorized Action is not binding on, or enforceable against, any of the Sellers.

Section 13.2         Press Releases and Public Announcements.

           No Party shall issue any press release or make any other public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party, which approval shall not be unreasonably withheld or delayed, unless, in the sole judgment of Purchaser or the Seller Representative, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which the Purchaser lists securities.

Section 13.3         No Third-Party Beneficiaries.

           This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

Section 13.4         Entire Agreement.

           This Agreement, together with the Confidentiality Agreement, the Transaction Documents and the other documents referred to herein, constitute the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

Section 13.5         Succession and Assignment.

           This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that Purchaser may assign this Agreement and any or all of its rights or obligations hereunder (including, without limitation, Purchaser's rights to purchase the Shares and Purchaser's rights to seek indemnification hereunder) to any Affiliate of Purchaser; provided, further, however, that no assignment of any obligations hereunder shall relieve the Parties hereto of any such obligations. Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

Section 13.6         Counterparts.

           This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

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
Section 13.7         Headings.

           The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. The Recitals are a part of this Agreement and reflect the intent of the Parties.

Section 13.8         Notices.

           All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two (2) Business Days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, or if (and then one Business Day after) it is sent by reputable nationwide overnight courier service, in each case, addressed to the intended recipient as set forth below:

              if to the Sellers:

                        Larry D. Williams, as Seller Representative
                        P.O. Box 8126
                        Boise, Idaho 83707
                        Telecopier: (208) 377-1049

              with copies to:

                        Dennis B. Black, Esq.
                        Goldberg, Kohn, Bell, Black, Rosenbloom & Moritz, Ltd. 55 East Monroe Street, Suite 3700
                        Chicago, Illinois 60603
                        Telecopier: (312) 332-2196

              and to:

                        James D. Hovren, Esq.
                        Evans Keane, LLP
                        1405 West Main Street
                        P.O. Box 959
                        Boise, Idaho 83701
                        Telecopier: (208) 345-3514

              if to the Purchaser:

                        Leucadia National Corporation
                        529 East South Temple
                        Salt Lake City, Utah 84102-1089
                        Attention: Ian M. Cumming
                        Telecopier: (801) 524-4944


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
               and

                        Chartwell Investments
                        830 Third Avenue
                        New York, New York 10022
                        Attention: Michael Shein
                        Telecopier: (212) 521-5533

              with copies to:

                        Leucadia National Corporation
                        315 Park Avenue South
                        New York, New York 10010-3607
                        Attention: Stephen E. Jacobs
                        Telecopier: (212) 598-3245

              and to:

                        Weil, Gotshal & Manges LLP
                        767 Fifth Avenue
                        New York, New York 10153-0119
                        Attention:  Andrea A. Bernstein
                        Facsimile:  (212) 310-8007

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

Section 13.9         Governing Law.

           This Agreement shall be governed by and shall be construed and enforced in accordance with the internal Laws of the state of Delaware, without regard to conflicts of law principles.

Section 13.10        Amendments and Waivers.

           No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Purchaser and the Seller Representative (on behalf of the Sellers). No waiver by any Party of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 13.11        Severability.

           Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

Section 13.12        Expenses.

           Except as set forth in Article IX and Article X, each of the Sellers and the Purchaser will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

Section 13.13        Construction.

           The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

Section 13.14        Incorporation of Exhibits and Schedules.

           The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

Section 13.15        Specific Performance.

           Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement (including Section 9.2) are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Party shall be entitled to an injunction or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

Section 13.16        Waiver of Jury Trial.

           EACH OF THE PARTIES HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. EACH OF THE PARTIES ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN ITS RELATED FUTURE DEALINGS. EACH OF THE PARTIES WARRANTS AND REPRESENTS THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.


                          *     *    *    *    *     *












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
           IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

                                         LEUCADIA NATIONAL CORPORATION


                                         By:
                                             ----------------------------------
                                         Name:
                                         Title:



---------------------------------         --------------------------------------
LARRY WILLIAMS                            MARIANNE WILLIAMS


---------------------------------         --------------------------------------
CRIS WILLIAMS                             CORY WILLIAMS


---------------------------------         --------------------------------------
CARI GROVES                               MIKE JOHNSON


---------------------------------         --------------------------------------
PAUL ANDERSON                             STANLEY HOPPER


---------------------------------         --------------------------------------
TED ELLIS                                 GEORGE KARR


---------------------------------         --------------------------------------
BRYANT RUDD                               JACK BEVERAGE


---------------------------------         --------------------------------------
ROB LUCE                                  GARY BOTTS


---------------------------------         --------------------------------------
TODD FEATHERLY                            KEVIN RAMER


---------------------------------         --------------------------------------
RUSTY YAZDANPOUR                          BYRON CANNON


---------------------------------         --------------------------------------
KEITH LARUE                               GREG TRAIL


---------------------------------         --------------------------------------
ROMNEY RUDER                              CLIFF TEVOGH


---------------------------------
GARY SUTTON